SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM S-1

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                     REGISTRATION STATEMENT NUMBER 333-34982

               AMERICAN EXPRESS EQUITY INDEXED SAVINGS CERTIFICATES

                                      UNDER

                           THE SECURITIES ACT OF 1933

                      AMERICAN EXPRESS CERTIFICATE COMPANY
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    DELAWARE
--------------------------------------------------------------------------------
           (State or other jurisdiction of incorporation or organization)

                                      6725
--------------------------------------------------------------------------------
             (Primary Standard Industrial Classification Code Number)

                                   41-6009975
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

               IDS Tower 10, Minneapolis, MN 55440, (612) 671-3131
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Bruce A. Kohn - IDS Tower 10, Minneapolis, MN 55440-0010, (612) 671-2221
--------------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public August 9, 2000.

                CONTENTS OF THIS PRE-EFFECTIVE AMENDMENT NO. 2 TO
                     REGISTRATION STATEMENT NUMBER 333-34982

Cover Page

Prospectus

Part II Information

Signatures

American Express Equity Indexed Savings Certificates

PROSPECTUS AUGUST 9, 2000

Potential for stock market growth with safety of principal.

American Express Certificate Company (the Issuer) issues American Express Equity Indexed Savings Certificates (the Certificates). The Issuer offers two classes of Certificates -- Full Participation Certificates and Partial Participation Certificates.

You may:

o Purchase a Certificate in any amount from $2,000 through $1 million unless you receive prior authorization from the Issuer to invest more.

o Participate in any increase of the stock market based on the Standard & Poor's 500 Composite Stock Price Index (S&P 500 Index) while protecting your principal, up to a maximum return between 10% and 11% for a 52-week term (see page 2p).

o Decide whether to link all of your return to the index by buying a Full Participation Certificate or whether the Issuer will guarantee part of your return, with a reduced participation in the index, by buying a Partial Participation Certificate.

o    Keep your Certificate for up to ten successive 52-week terms.

The Certificates are debt securities that pay interest based on the performance of the S&P500 Index up to the maximum return. The Certificates do not pass through the performance of a stock portfolio as an indexed mutual fund does and therefore do not use indexed investment strategies as a mutual fund.

Purchasers of the Certificates or other similar certificates through some distribution channels may be eligible for special rates. See "Initial Interest and Participation Rates" on page 2p.

Like all investment companies, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Certificates are backed solely by the assets of the Issuer. To the extent you link your interest to the S&P 500 Index, you might earn no interest. See "Risk Factors" on page 2p.

The Issuer is not a bank or financial institution, and the securities it offers are not deposits or obligations of, or backed or guaranteed or endorsed by, any bank or financial institution, nor are they insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency.

The distributor and selling dealers are not required to sell any specific amount of securities.

Issuer:
American Express Certificate Company
200 AXP Financial Center
Minneapolis, MN 55474
888-322-7234 (toll free)

Distributor:
American Express Financial Advisors Inc.

American Express companies

Initial Interest and Participation Rates

The Issuer is a face amount certificate company, a kind of investment company, and the Certificates are face amount certificates.

The Issuer guarantees return of your principal. The interest on your Certificate is linked to stock market performance as measured by the S&P 500 Index, based on Tuesday closing values of the S&P 500 Index at the beginning and end of a 52-week term. The index used for the Certificates excludes dividends on the 500 stocks in the index. See "About the Certificates" for more explanation.

Here are the interest rates and market participation percentages in effect August 9, 2000:

 Class of Certificate      Maximum       Market participation        Minimum
                           Return             percentage             Interest

 Full Participation          10%                 100%                 None


 Partial Participation       10%                  25%                 2.75%

These rates may or may not have changed when you apply to purchase your Certificate. For your first term, your maximum return will be between 10% and 11%. Rates for later terms are set at the discretion of the Issuer and may differ from the rates shown here.


The Issuer may offer different maximum returns, market participation percentages and minimum interest rates for the Certificates or other similar face-amount certificates for different distribution channels or in other circumstances. For more information call 888-322-7234 and see "Promotions and Pricing Flexibility" under "About the Certificates." Face-amount certificates from the Issuer and certificates of deposit (CDs) from American Express Centurion Bank, an affiliate of the Issuer, may be available with different rates, including high rate CDs through Membership B@nkingSM.

RISK FACTORS

You should consider the following when investing in a Certificate:

To the extent you link your interest to the S&P 500 Index, you might earn no interest. If you choose to link all of your return on your Certificate to the S&P 500 Index, you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term. See "Interest" under "About the Certificates."

The Certificates are backed solely by the assets of the Issuer. Most of our assets are debt securities and are subject to the following risks:

Interest rate risk: The price of debt securities generally falls as interest rates increase, and rises as interest rates decrease. In general, the longer the maturity of a bond, the greater its loss of value as interest rates increase, and the greater its gain in value as interest rates decrease. See "How Your Money Is Used and Protected."

Credit risk: This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation (such as payments due on a bond or note). Credit ratings of the issuers of securities in our portfolio vary. See "How Your Money Is Used and Protected."

Table of Contents

Initial Interest and Participation Rates                                    2p

Risk Factors                                                                2p

About the Certificates                                                      4p

The Issuer and You                                                          4p

Read and Keep This Prospectus                                               4p

Investment Amounts                                                          4p

Face Amount and Principal                                                   5p

Certificate Term                                                            5p

Value at Maturity                                                           6p

Receiving Cash Before the End of Term                                       6p

Interest                                                                    6p

Promotions and Pricing Flexibility                                          8p

Historical Data on the S&P 500 Index                                        9p

Calculation of Return                                                      11p

About the S&P 500 Index                                                    13p

Opportunities at the End of a Term                                         14p

How to Invest and Withdraw Funds                                           15p

Buying Your Certificate                                                    15p

Full and Partial Withdrawal Policies                                       15p

Retirement Plans:Special Policies                                          17p

Ownership and Transfer by Book Entry Only                                  17p

Taxes on Your Earnings                                                     20p

Retirement Accounts                                                        20p

Gifts to Minors                                                            21p

How to Determine the Correct TIN                                           21p

Foreign Investors                                                          22p

How Your Money Is Used and Protected                                       24p

Invested and Guaranteed by the Issuer                                      24p

Regulated by Government                                                    24p

Backed by Our Investments                                                  25p

Investment Policies                                                        26p

How Your Money Is Managed                                                  30p

Relationship Between the Issuer and American Express Financial
Corporation                                                                31p

Capital Structure and Certificates Issued                                  31p

Investment Management and Services                                         31p

Distribution                                                               33p

Selling Dealers                                                            34p

Transfer Agent                                                             34p

Employment of Other American Express Affiliates                            34p

Directors and Officers                                                     35p

Independent Auditors                                                       37p

Appendix                                                                   38p

Annual Financial Information                                               39p

Summary of Selected Financial Information                                  39p

Management's Discussion and Analysis of Financial Condition and Results
of Operations                                                              40p

Interim Financial Statements                                               48p

Responsibility for Preparation of Financial Statements                     57p

Report of Independent Auditors                                             58p

Financial Statements                                                       59p

Notes to Financial Statements                                              67p

About the Certificates

THE ISSUER AND YOU

In this prospectus, "we," "us," "our" and "ours" refer to the Issuer and "you," "your" and "yours" refer to the owner of a Certificate. An investor must purchase and hold a Certificate through a Direct Participant in the Depository Trust Company, New York, New York ("DTC"). A Direct Participant is a corporation or other entity approved by DTC to become a participant and have direct access to DTC's services. See "Ownership and Transfer by Book Entry Only."

READ AND KEEP THIS PROSPECTUS

This prospectus describes terms and conditions of your American Express Equity Indexed Savings Certificate. It contains facts that can help you decide if a Certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the American Express Equity Indexed Savings Certificates as described in the prospectus, or to bind the Issuer by any statement not in it.

INVESTMENT AMOUNTS

You may purchase an American Express Equity Indexed Savings Certificate in any amount from $2,000 through $1 million (unless you receive prior approval from the Issuer to invest more) payable in U.S. currency. The Issuer will accept an offer to purchase a Certificate only from a Direct Participant in DTC. To purchase a Certificate, you must arrange for a selling dealer to offer to purchase the Certificate as or through a Direct Participant in DTC on your behalf. The Issuer has complete discretion to determine whether to accept an offer and sell a Certificate. If you wish to invest more than $1 million, you should seek prior approval from the Issuer through your selling dealer.

The Certificate may be used as an investment for your Individual Retirement Account (IRA). If so used, the amount of your contribution (investment) will be subject to limitations in applicable federal law.

FACE AMOUNT AND PRINCIPAL

The face amount of your Certificate is the amount of your initial investment. Your principal is the value of your Certificate at the beginning of each term. The Issuer guarantees your principal. It consists of the amount you actually invest plus interest credited to your account less withdrawals, penalties and any interest paid to you in cash.

For example: Assume your initial investment (face amount) of $10,000 has earned a return of 7.25%. The Issuer credits interest to your account at the end of the term. You have not taken any interest as cash, or made any withdrawals.
Your principal for the next term will equal:

             $10,000      Face amount (initial investment)

plus            $725      Interest credited to your account at the end of the
                          term

minus           $(0)      Interest paid to you in cash

minus           $(0)      Withdrawals and applicable penalties
              _______
             $10,725      Principal at the beginning of the next term

CERTIFICATE TERM


Your first Certificate term is a 52-week period. It begins on the Wednesday the Issuer accepts a selling dealer's offer on your behalf and ends the Tuesday before the 52-week anniversary of its acceptance. Initially, the Issuer expects to accept offers for Certificates on the fourth Wednesday of the month, though the Issuer in its sole discretion may accept offers on any day. Under normal circumstances, to consider an offer for acceptance on a Wednesday, the Issuer must receive it by the preceding Tuesday. Your Certificate will not earn any interest until the term begins. You will be notified in advance of the end of your term. This notice will include the new maximum return and the new market participation percentage for Certificates and the minimum interest rate for Partial Participation Certificates. We will follow your instructions on the amount to surrender, if any. We will automatically renew the remainder of your Certificate for a new 52-week term.

VALUE AT MATURITY

Your Certificate matures after 10 terms. Then you will receive a distribution for its value. Your Certificate term is always 52 weeks. At maturity, the value of your Certificate will be the total of your actual investment, plus credited interest not paid to you in cash, less any withdrawals and withdrawal penalties. Certain other fees may apply.

RECEIVING CASH BEFORE END OF TERM


If you need money before your Certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. For procedures for withdrawing money, contact your selling dealer and see "Full and Partial Withdrawal Policies" and "Ownership and Transfer by Book Entry Only" under "How to Invest and Withdraw Funds." For conditions under which penalties apply, see "Penalties for withdrawal during a term" and "Loss of interest" in "Buying Your Certificate" and "Other Full and Partial Withdrawal Policies" under "How to Invest and Withdraw Funds" below.


INTEREST


By choosing whether to buy a Full Participation Certificate or a Partial Participation Certificate, you choose from two types of participation interest for your first term: 1) full participation interest (with a Full Participation Certificate), or 2) partial participation interest together with minimum interest (with a Partial Participation Certificate). Interest earned on both of these Certificates has an upper limit which is the maximum return explained below. After your first term, you may transfer from a Full Participation Certificate to a Partial Participation Certificate, or from a Partial Participation Certificate to a Full Participation Certificate. Such a transfer is a purchase of a new Certificate, and you must meet the requirements for new purchases of Certificates.


Full Participation Certificate: With this Certificate:


o you participate 100% in any percentage increase in the S&P 500 Index, calculated as explained below under "Calculation of Return," up to the maximum return. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.


o you earn interest only if the value of the S&P 500 Index is higher on the last day of your term than it was on the first day of your term.

o    your return is linked to stock market performance.

The S&P 500 Index is frequently used to measure the relative performance of the stock market. For a more detailed discussion of the S&P 500 Index, see "About the S&P 500 Index."


Partial Participation Certificate: This Certificate allows you to participate in a specified part (market participation rate) of any percentage increase in the S&P 500 Index together with a rate of interest guaranteed by the Issuer in advance for each term (minimum interest). Your return consists of two parts:


o a percentage of any percentage increase in the S&P 500 Index, calculated as explained below under "Calculation of Return," and

o    a rate of interest guaranteed by the Issuer in advance for each term.


Together, they cannot exceed the maximum return. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.


The market participation rate and the minimum interest rate on the date of this prospectus are listed on the inside front cover under "Initial Interest and Participation Rates."


Maximum return: This is the cap, or upper limit, of your return for a Certificate term. Your total return including both market participation and, if you own a Partial Participation Certificate, minimum interest will be limited to this maximum return percentage. For the maximum return in effect on the date of this prospectus, see "Initial Interest and Participation Rates" on page 2p.


Determining the S&P 500 Index value: The stock market closes at 3 p.m. Central time. The S&P 500 Index value is available at approximately 4:30 p.m. This is the value we currently use to determine participation interest. Occasionally, Standard & Poor's (S&P) makes minor adjustments to the closing value after 4:30 p.m., and the value we use may not be exactly the one that is published the next business day. In the future, we may use a later time cut-off if it becomes feasible to do so. If the stock market is not open or the S&P 500 Index is unavailable as of the last day of your term, the preceding business day for which a value is available will be used instead. Each Tuesday's closing value of the S&P 500 Index is used for establishing the term start and the term end values each week.

Earning interest: The Issuer calculates, credits and compounds participation interest at the end of your Certificate term. Minimum interest accrues daily and is credited and compounded at the end of your Certificate term. Minimum interest is calculated on a 30-day month and 360-day year basis.


Rates for future periods: After the initial term, the maximum return, market participation percentage or minimum interest rate on your Certificate may be greater or less than those shown in the front of this prospectus. We review rates at least monthly, and have complete discretion to decide what maximum return, market participation percentage and minimum interest rate will be declared.


To find out what your Certificate's new maximum return, market participation percentage and minimum interest rate will be for your next term, please consult your selling dealer, or call the Issuer at the telephone numbers listed on the back cover.


The Certificates or a similar face-amount certificate may be available through other distributors or selling dealers with different interest rates or related features and consequently with different returns. You may obtain information about other such distributors or selling dealers by calling 888-322-7234.


PROMOTIONS AND PRICING FLEXIBILITY

The Issuer may sponsor or participate in promotions involving the Certificates or similar face-amount certificates and their respective terms. For example, we may offer a different maximum return, market participation percentage and minimum rate to new clients, to existing clients, or to individuals who purchase or use other products or services offered by American Express Company or its affiliates. These promotions will generally be for a specified period of time.

We also may offer a different maximum return, market participation percentage and minimum rate based on the amount invested and geographic location.

HISTORICAL DATA ON THE S&P500 INDEX


The following chart illustrates the month-end closing values of the index from Dec. 31, 1983 through April 25, 2000. The values of the S&P 500 Index are reprinted with the permission of S&P.


              S&P 500 Index values - December 1983 to April 2000

1400


1200                 Chart shows closing values of the S&P from
                     above 100 in Dec. 1983 to just under 1400 in
1000                 April 2000.


800

600

400

200


'83  '84  '85  '86  '87  '88 '89  '90  '91  '92 '93  '94  '95  '96  '97  '98 '99


                      S&P 500 Index Average Annual Return

Beginning date               Period held                       Average annual
   Dec. 31,                   in years                             return

     1989                        10                                 15.31%

     1994                         5                                 26.18

     1998                         1                                 19.39

The next chart illustrates, on a moving 52-week basis, the price return of the S&P 500 Index measured for every 52-week period beginning with the period ended Dec. 31, 1984. The price return is the percentage return for each period using month-end closing prices of the S&P 500 Index. Dividends and other distributions on the securities comprising the S&P 500 Index are not included in calculating the price return.

                  S&P 500 Index - December 1984 to April 2000

12-Month Return

50%

40%                    52-Week Moving
                       Price Return
30%

20%

10%

0%

-10%

-20%


'84  '85  '86  '87  '88 '89  '90  '91  '92 '93  '94  '95  '96  '97  '98 '99


Chart shows 52-week Moving Price Return of the S&P from a high of almost 50% to a low of approximately -20%.

Using the same data on price returns described above, the next graph expands on the information in the preceding chart by illustrating the distribution of all the 52-week price returns of the S&P 500 Index beginning with the 52-week period ending Dec. 31, 1984. The graph also shows the number of times these price returns fell within certain ranges.

                  S&P 500 Index - December 1984 to April 2000

Observations

25             Distribution of
               52-Week Moving
20             Price Returns

15

10

-15   -10   -5   0   5   10   15   20   25   29.9   >=30

Your interest earnings are tied to the movement of the S&P 500 Index. They will be based on any increase in this Index as measured on the beginning and ending date of each 52-week term. Of course, if this Index is not higher on the last day of your term than it was on the first day, your principal will be secure but you will earn no participation interest.

How an index has performed in the past does not indicate how the stock market or the Certificates will perform in the future. There is no assurance that Certificate owners will receive interest on their accounts beyond any minimum interest selected. The index could decline.

CALCULATION OF RETURN

The increase or decrease in the S&P 500 Index, as well as the actual return paid to you, is calculated as follows:

Rate of return on S&P 500 Index

Term ending value of S&P 500 Index                                 minus
Term beginning value of S&P 500 Index                         divided by
Term beginning value of S&P 500 Index                             equals
Rate of return on S&P 500 Index


The actual return paid to you will depend on whether or not you select a Full Participation Certificate or a Partial Participation Certificate.


For example, assume:


Term ending value of S&P 500 Index                                         1,425
Term beginning value of S&P 500 Index                                      1,300
Maximum return                                                               10%
Minimum return                                                             2.75%
Partial Participation Certificate participation percentages                  25%


                1,425     Term ending value of S&P 500 Index
minus           1,300     Term beginning value of S&P 500 Index
equals            125     Difference between beginning and ending values

                  125     Difference between beginning and ending values

divided by     1,300      Term beginning value of S&P 500 Index
equals          9.62%     Percent increase-- Full Participation Return


                9.62%     Percent increase or decrease
times             25%     Partial Participation Certificate participation
                          percentages
equals          2.40%
plus            2.75%     2.75% minimum interest rate
equals          5.15%     Partial Participation Certificate return


In both cases in the example, the return would be less than the 10% maximum.

Examples:

To help you understand the way the Certificates work, here are some hypothetical examples. The following are three different examples of market scenarios and how they affect a Certificate's return. Assume for all examples that:

o    you purchased a Certificate with a $10,000 original investment;


o the Partial Participation Certificate market participation percentage is 25%;

o    the minimum interest rate for Partial Participation Certificates is 2.75%;

o    the  maximum  return  for  Full  Participation   Certificates  and  Partial
     Participation Certificates is 10%.


1. If the S&P 500 Index value rises

Week 1/Wed                                               Week 52/Tues

S&P 500                                                  S&P 500

Index 1,000        8% increase in the S&P 500 Index  Index 1,080


Full Participation Certificate                           Partial Participation Certificate


  $10,000     Original investment                       $10,000   Original investment


   +  800     8% x $10,000                               + 275    2.75% (Minimum interest rate) x $10,000

              Participation interest                     + 200    25% x 8% x $10,000 Participation interest

  $10,800     Ending balance                            $10,475   Ending balance

              (8% Total return)                                   (4.75% Total return)


2. If the Market and the S&P 500 Index value fall

Week 1/Wed                                               Week 52/Tues

S&P 500                                                  S&P 500

Index 1,000       4% decrease in the S&P 500 Index       Index 961


Full Participation Certificate                           Partial Participation Certificate


  $10,000     Original investment                       $10,000   Original investment


+       0     Participation interest                     + 275    2.75% (Minimum interest rate) x $10,000

  $10,000     Ending balance                             + 0      Participation interest

              (0% Total return)                         $10,275   Ending balance

                                                                  (2.75% Total return)


3. If the Market and the S&P 500 Index value rise above the maximum return

Week 1/Wed                                               Week 52/Tues

S&P 500                                                  S&P 500

Index 1,000     16% increase in the S&P 500 Index        Index 1,160


Full Participation Certificate                           Partial Participation Certificate


  $10,000     Original investment                       $10,000   Original investment


+   1,000     10% x $10,000                              + 275    2.75% (Minimum interest rate) x $10,000

              Participation interest                     + 400    25% x 16% x $10,000 Participation interest

  $11,000     Ending balance                            $10,675   Ending balance

              (10% Total return)                                  (6.75% Total return)

ABOUT THE S&P 500 INDEX

The description in this prospectus of the S&P 500 Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information regarding the S&P 500 Index. The Issuer does not assume any responsibility for the accuracy or completeness of such information.

The S&P 500 Index is composed of 500 common stocks, most of which are listed on the New York Stock Exchange. The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock movement. S&P chooses the 500 stocks to be included in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the U.S. common stock population. Changes in the S&P 500 Index are reported daily in the financial pages of many major newspapers. The index used for American Express Equity Indexed Savings Certificates excludes dividends on the 500 stocks.

"Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies Inc. and have been licensed for use by the Issuer. The Certificates are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Certificates or any member of the public regarding the advisability of investing in securities generally or in the Certificates particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Issuer is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Issuer or the Certificates. S&P has no obligation to take the needs of the Issuer or the owners of the Certificates into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Certificates to be issued or in the determination or calculation of the equation by which the Certificates are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Certificates.

S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index or any data included therein and S&P shall have no liability for any errors, omissions, or interruptions therein. S&P makes no warranty, express or implied, as to the results to be obtained by the Issuer, owners of the Certificates, or any person or entity from the use of the S&P 500 Index or any data included therein. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P 500 Index or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

If for any reason the S&P 500 Index were to become unavailable or not reasonably feasible to use, we would use a comparable stock market index for determining participation interest. If this were to occur, we would provide the selling dealer through which you hold your Certificate with a notice to pass on to you by a practical means such as correspondence (which may be electronic if you have so agreed) or a quarterly account statement. The notice would indicate the comparable index and give you the option to withdraw your principal without an early withdrawal penalty. If you chose early withdrawal, you would lose any interest accrued during the term.

OPPORTUNITIES AT THE END OF A TERM

When your Certificate term ends, you may:

o    withdraw all of your interest,

o withdraw part of your principal (except the withdrawal cannot reduce your Certificate balance to less than the minimum investment requirement of $2,000), or

o    withdraw all of your principal and interest

without a withdrawal penalty or loss of interest. The remainder, if any, of your Certificate will automatically renew for a new 52-week term. When your next term starts, you won't know your earned interest on the term just ended. If you give appropriate notice to withdraw money from your Certificate at term end, the Issuer typically will pay that amount to DTC on the Wednesday after the Tuesday on which your term ends -- or on the next business day if that Tuesday or Wednesday is not a business day. For processing of funds, see "Ownership and Transfer by Book Entry Only." On giving notice of requests for withdrawals, see "Full and Partial Withdrawal Policies."

How to Invest and Withdraw Funds

BUYING YOUR CERTIFICATE


You may apply to purchase a Certificate only through the distributor or a selling dealer. For a description of distribution and arrangements with selling dealers, see "Distribution" and "Selling Dealers" under "How Your Money is Managed." To purchase a Certificate, you must apply through a participant in DTC. See "Ownership and Transfer by Book Entry Only". Your purchase occurs when the Issuer accepts an offer to purchase Certificates from a DTC participant (a "Direct Participant") for which you are the beneficial owner and receives federal funds (funds of the Federal Reserve System) from that Direct Participant for the purchase. Initially, the Issuer expects to accept offers to purchase Certificates on the fourth Wednesday of the month, though the Issuer in its sole discretion may accept offers on any day. Under normal circumstances, to consider an offer for acceptance on a Wednesday, the Issuer must receive it by the preceding Tuesday. The Issuer in its sole discretion may accept or decline an offer to purchase a Certificate.


The selling dealer purchasing a Certificate on your behalf is to send you a confirmation showing the purchase date, the date your term begins and the interest selection you have made detailing your market participation percentage and, if applicable, the minimum interest rate for your first term, and the value of the S&P 500 Index on the day your term began. The rates in effect on the date we accept the offer from the Direct Participant are the rates that apply to your Certificate.

Important: You must provide the selling dealer who purchases on your behalf with your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number. See "Taxes on Your Earnings."


FULL AND PARTIAL WITHDRAWAL POLICIES

You may withdraw your Certificate for its full value or make a partial withdrawal of $100 or more at any time. You may withdraw principal of and interest on your Certificate only through the distributor or a selling dealer that is, or has made arrangements with, a Direct Participant in DTC. See "Ownership and Transfer by Book Entry Only." Because of processing time, assuming that you tell your selling dealer of your request for withdrawal on a business day and the selling dealer acts promptly on the request, the request for withdrawal normally will be processed on the next business day. However, you normally must give your request for a withdrawal at term end to your selling dealer by seven business days before the end of the term, and the selling dealer normally must inform DTC and the Issuer of the withdrawal request by appropriate means at least five business days before term end.

If the Issuer has received a report from DTC that, as of the open of business five business days before a requested withdrawal, the amount of Full Participation Certificates or Partial Participation Certificates owned by a Direct Participant is less than the amount of a withdrawal requested by that Direct Participant, then the Issuer normally will not honor the request for withdrawal. Such a DTC report may reflect only information provided to DTC as much as two weeks or more before the date of the report. Thus, for example, if you transfer your Certificate to an account at a different selling dealer than the one through which you purchased your Certificate, you may have to wait up to three weeks or more before you can withdraw part or all of your Certificate.

Penalties for withdrawal during a term: If you withdraw money during a term, you will pay a penalty of 2% of the principal withdrawn. The 2% penalty is waived upon death of the Certificate owner. The Issuer may require a certified death certificate and other evidence satisfactory to the Issuer before waiving the penalty.


You may not make a partial withdrawal if it would reduce your Certificate balance to less than $2,000. If you request such a withdrawal, the Direct Participant who purchased on your behalf is to contact you for revised instructions.

When the Direct Participant requests a full or partial withdrawal on your behalf during a term, we pay the Direct Participant on your behalf from the principal of your Certificate.

Loss of interest: If you make a withdrawal at any time other than at the end of the term, you will lose any interest accrued on the withdrawal amount since we credit minimum and participation interest only at the end of a term.

Following is an example describing a $2,000 withdrawal during a term:

Account balance                                                $10,000

Interest (interest is credited at the end of the term)               0

Withdrawal of principal                                         (2,000)


2% withdrawal penalty                                              (40)
                                                                _______
Balance after withdrawal                                        $7,960


You will forfeit any accrued interest on the withdrawal amount.


Retirement plans:In addition, you may be subject to IRSpenalties for early withdrawals if your Certificate is in an IRA, 401(k) or other qualified retirement plan account.

Other full and partial withdrawal policies:

o If your Certificate is pledged as collateral on our books, any withdrawal will be delayed until we get approval from the secured party. Because purchases of Certificates generally are made through selling dealers, however, the Issuer's books generally will not reflect whether you have pledged your Certificate as collateral.

o If we have not received federal funds (funds of the Federal Reserve System) for the purchase of a Certificate, you cannot make a withdrawal. This will be unusual because payment is to be by wire transfer from the selling dealer through DTC.

o Any payments to you may be delayed under applicable rules, regulations or orders of the Securities and Exchange Commission (SEC).


RETIREMENT PLANS:SPECIAL POLICIES

o If the Certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the Certificate apply to the plan as the owner of this Certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant's benefit under the plan is administered. These terms may differ from the terms of the Certificate.

o If your Certificate is held in a custodial or trusteed retirement plan (including a Keogh plan), special rules may apply at maturity.

o Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.

OWNERSHIP AND TRANSFER BY BOOK ENTRY ONLY

DTC will act as securities depository for the Certificates. You can only buy Certificates through a broker-dealer or other entity that participates in DTC. The Certificates will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. While the Certificates are not negotiable, AECC will transfer ownership upon written notification to AECCfrom the registered owner, which is expected to be Cede &Co.

DTC is:

o  a limited-purpose trust company organized under the New York Banking Law,

o  a "banking organization" within the meaning of the New York Banking Law,

o  a member of the Federal Reserve system,

o a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

o a "clearing agency"registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that Direct Participants deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. Direct
Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants (the "Rules") are on file with the Securities and Exchange Commission.


Purchases of Certificates under the DTC system must be made by or through Direct Participants. These Direct Participants will receive a credit for the Certificates on DTC's records. The ownership interest of each actual purchaser of each Certificate ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC or the Issuer of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Certificates are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. The Issuer expects to issue only book-entry securities and does not expect to deposit a physical certificate with DTC. Beneficial Owners will not receive physical certificates representing their ownership interests in Certificates.

To facilitate subsequent transfers, all Certificates deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Certificates with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Certificates. DTC's records reflect only the identity of the Direct Participants to whose accounts such Certificates are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. The Issuer and its affiliates, including American Express Financial Advisors Inc. and American Express Client Service Corporation, are not obligated to pay fees or costs to facilitate transfer of Certificates. You may not be able to transfer your ownership of Certificates from one broker-dealer -- or other Direct or Indirect Participant -- to another if the second Direct or Indirect Participant is unwilling to pay the cost of preparing a system to process ownership of Certificates. For other possible effects of such a transfer, see "Full and Partial Withdrawal Policies."


Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Withdrawal proceeds and interest payments on the Certificates will be paid to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Issuer on payable date in accordance with their respective holdings shown on DTC's records. Payments by Direct Participants or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers and registered in "street name," and will be the responsibility of such Participant and not of DTC or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of withdrawal proceeds and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Issuer, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Certificates at any time by giving reasonable notice to the Issuer. Under such circumstances, in the event that a successor securities depository is not obtained, the Issuer may rely solely on the books of its transfer agent to reflect registered ownership of Certificates.

The Issuer may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, the Issuer may rely solely on the books of its transfer agent to reflect registered ownership of Certificates.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

Taxes on Your Earnings

Participation and minimum interest on your Certificate is taxable when credited to your account and reportable each calendar year to you and the Internal Revenue Service (the IRS) and the distributor or selling agent carrying your account. Withdrawals are reportable to the Certificate owner and the IRS on Form 1099-B, "Proceeds from Broker and Barter Exchange Transactions."

Revised proposed regulations: The IRS has issued revised proposed regulations governing the tax treatment of debt instruments which provide for variable rates of interest. This includes interest based on the price of property that is actively traded or on an index of the prices of such property. Under these revised proposed regulations, the Certificates are likely to constitute a debt instrument that would be treated as a variable rate debt instrument (VRDI) rather than a contingent debt instrument (CDI). If the Certificates constitute a VRDI, then the income earned on the Certificates will be treated as original issue discount and reported when credited to the owner's account. If the Certificates are not treated as a VRDI, but rather are treated as a CDI, then the owner may have taxable income to report, even though the account owner has not received any cash distributions. Furthermore, the timing and character of the income may be different from that of a VRDI. The Issuer cannot guarantee whether the revised proposed regulations will be adopted as final in this present form or will again be modified. As always, you should consult your tax advisor for information regarding the tax implications of your Certificate.


RETIREMENT ACCOUNTS

If you are using the Certificate as an investment for a 401(k) plan account or other qualified retirement plan account or an IRA, income tax rules for your qualified plan or IRA apply. Generally, you will pay no income taxes on your investment's earnings -- and, in many cases, on part or all of the investment itself -- until you begin to make withdrawals.

Withdrawals from retirement accounts are generally subject to a penalty tax of 10% by the IRS if you make them before age 591/2 unless you are disabled or if they are made by your beneficiary in the event of your death. Other exceptions may also apply.

Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

GIFTS TO MINORS

If permitted under the terms of your account with a selling dealer, a Certificate may be given to a minor under either the Uniform Gifts or Uniform Transfers to Minors Act (UGMA/UTMA), whichever applies in your state. UGMAs/UTMAs are irrevocable. Generally, under federal tax laws, income over $1,400 for the year 2000 on property owned by children under age 14 will be taxed at the parents' marginal tax rate, while income on property owned by children 14 or older will be taxed at the child's rate.

Your TIN and backup withholding: As with any financial account you open, when you open your account with a selling dealer, you must list your current and correct TIN, which is either your Social Security or Employer Identification number. You must certify your TIN under penalties of perjury. If you purchase through the distributor filling the role of a selling dealer, your certification of your TIN is required by the time you apply to purchase a Certificate.

If you don't provide the correct TIN, you could be subject to backup withholding of 31% of your interest earnings. You could also be subject to further penalties, such as:

o  a $50 penalty for each failure to supply your correct TIN;

o a civil penalty of $500 if you make a false statement that results in no backup withholding; and

o  criminal penalties for falsifying information.

You could also be subject to backup withholding because you failed to report interest on your tax return as required.

To help you determine the correct TIN to use on various types of accounts, please use this chart:

How to determine the correct TIN
For this type of account:                            Use the Social Security or Employer Identification Number of:

Individual or joint account                          The individual or one of the owners listed on the joint account

Custodian account of a minor                         The minor
(Uniform Gifts/Transfers to Minors Act)

A revocable living trust                             The grantor-trustee (the person who puts the money into
                                                     the trust)

An irrevocable trust, pension trust or estate        The legal entity (not the personal representative or trustee, unless no legal entity is designated in the account title)

Sole proprietorship                                  The owner

Partnership                                          The partnership

Corporate                                            The corporation

Association, club or tax-exempt organization         The organization

For details on TIN requirements, ask your registered representative for federal Form W-9, "Request for Taxpayer Identification Number and Certification." You also may obtain the form on the Internet at (http://www.irs.gov/prod/forms_pubs/).

FOREIGN INVESTORS

Tax treatment of your investment: If you are not a citizen or resident of the United States (nonresident alien), and you have supplied a form W-8, Certificate of Foreign Status, interest paid on your Certificate is most likely "portfolio interest" as defined in U.S. Internal Revenue Code Section 871(h). If the Certificate is treated as a CDI, part of the earned income may be treated as a capital gain instead of portfolio interest. Form W-8 must be supplied with both a current mailing address and an address of foreign residency, if different. The distributor (if filling the role of a selling dealer) will not, and a selling dealer might not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). The Form W-8, in effect before January 1, 2001, must be resupplied every three calendar years. If you have supplied a Form W-8 that certifies that you are a nonresident alien, the interest income or capital gain will be reported at year end to you and to the U.S. government on a Form 1042-S, Foreign Person's U.S. Source Income Subject to Withholding. Your interest income or capital gain will be reported to the IRS even though it is not taxed by the U.S. government. The United States participates in various tax treaties with foreign countries. Those treaties provide that tax information may be shared upon request between the United States and such foreign governments.


Changes in tax regulation: The U.S. Internal Revenue Service has issued new regulations changing the certification requirements for nonresident aliens. As a result of the changes, new Forms W-8 are required. Your selling dealer should have your new form on file by January 1, 2001. Depending on your status, you may provide any one of four new Forms W-8. Most clients will use Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, but consult your tax advisor to ensure that you are using the correct form. The new Forms W-8 must be resupplied every four calendar years, up from three years with the current form.


A few other changes may affect you. Foreign trusts must apply for a permanent U.S. individual tax identification number (ITIN). Individuals applying for benefits under a tax treaty will have additional requirements.

Withholding taxes: If you fail to provide a Form W-8 as required above, you will be subject to 31% backup withholding on interest payments and withdrawals from certificates.

Estate tax: If you are a nonresident alien and you die while owning a Certificate, and if you purchase or hold through the distributor or another affiliate of the Issuer, then, depending on the circumstances, the distributor or other affiliate generally will not act on instructions with regard to the Certificate before receiving, at a minimum, a statement from persons the distributor or other affiliate believes are knowledgeable about your estate. The statement must be satisfactory to the distributor or other affiliate and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, the distributor or other affiliate generally will not take action regarding your Certificate before receiving a transfer certificate from the IRS or evidence satisfactory to the distributor or other affiliate that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States. In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your Certificate to satisfy estate taxes.

If you purchase or hold a Certificate through a selling dealer and need information on procedures and policies in the event of your death while owning a Certificate, contact your selling dealer.

Trusts: If the investor is a trust, the policies and procedures described above will apply with regard to each grantor who is a nonresident alien.

Important: The information in this prospectus is a brief and selective summary of certain federal tax rules that apply to a Certificate and is based on current law and practice. Tax matters are highly individual and complex. Investors should consult a qualified tax advisor about their own position.

How Your Money Is Used and Protected


INVESTED AND GUARANTEED BY THE ISSUER


The Issuer, a wholly owned subsidiary of American Express Financial  Corporation
(AEFC), issues and guarantees the American Express Equity Indexed Savings Certificates. We are by far the largest issuer of face amount certificates in the United States, with total assets of more than $3.8 billion and a net worth in excess of $131 million on March 31, 2000.


We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

o    interest to certificate owners,

o and various expenses, including taxes, fees to AEFC for advisory and other services, distribution fees to American Express Financial Advisors Inc, and selling agent fees to selling agents.

For a review of significant events relating to our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." No national rating agency rates our Certificates or our other face amount certificates.

Most banks and thrifts offer investments known as CDs that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits and lend much of the money deposited to individuals, businesses and other enterprises. Other financial institutions and some insurance companies may offer investments with comparable combinations of safety and return on investment.

REGULATED BY GOVERNMENT

Because the American Express Equity Indexed Savings Certificates are securities, their offer and sale are subject to regulation under federal and state securities laws. (The American Express Equity Indexed Savings Certificates are face-amount certificates. They are not bank products, equity investments, a form of life insurance or an investment trust.)

The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding face amount certificates. These investments back the entire value of your Certificate. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of March 31, 2000, the amortized cost of these investments exceeded the required carrying value of our outstanding face amount certificates by more than $273 million. The law requires us to use amortized cost for these regulatory purposes. Among other things, the law permits Minnesota statutes to govern qualified assets of the Issuer as described in Note 2 to the Dec. 31, 1999 financial statements. In general, amortized cost is determined by systematically increasing the carrying value of a security if acquired at a discount, or reducing the carrying value if acquired at a premium, so that the carrying value is equal to maturity value on the maturity date.


As a condition to regulatory relief from the SEC, the Issuer has agreed to maintain capital and surplus equal to 5% of outstanding liabilities on face amount certificates (not including loans made on certificates in accordance with terms of some certificates that no longer are offered by the Issuer). The Issuer is not obligated to continue to rely on the relief and continue to comply with the conditions of the relief. Similarly, the Issuer has entered into a written, informal understanding with the Minnesota Commerce Department that the Issuer will maintain capital equal to 5% of the assets of the Issuer (less any loans on outstanding certificates). When computing its capital for these purposes, the Issuer values its assets on the basis of statutory accounting for insurance companies rather than generally accepted accounting principles.

BACKED BY OUR INVESTMENTS


Our investments are varied and of high quality. This was the composition of our portfolio as of March 31, 2000:


Type of investment                                Net amount invested

Corporate and other bonds                                 49%

Government agency bonds                                   22


Preferred stocks                                          15


Mortgages                                                 11

Municipal bonds                                            1


Cash and cash equivalents                                  2

As of March 31, 2000, about 89% of our securities portfolio (including bonds and preferred stocks) is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B to the Dec. 31, 1999 financial statements.

Most of our investments are on deposit with American Express Trust Company, Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 1999, schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the Dec. 31, 1999 financial statements.


INVESTMENT POLICIES

In deciding how to diversify the portfolio --- among what types of investments in what amounts --- the officers and directors of the Issuer use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities --

Most of our investments are in debt securities as referenced in the table in "Backed by Our Investments" under "How your Money is Used and Protected."

The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of a bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to whether a company can pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds, the Issuer relies both on independent rating agencies and the investment manager's credit analysis. Under normal circumstances, at least 85% of the securities in the Issuer's portfolio will be rated investment grade, or in the opinion of the Issuer's investment advisor will be the equivalent of investment grade. Under normal circumstances, the Issuer will not purchase any security rated below B- by Moody's Investors Service, Inc. or Standard & Poor's Corporation. Securities that are subsequently downgraded in quality may continue to be held by the Issuer and will be sold only when the Issuer believes it is advantageous to do so.


As of March 31, 2000, the Issuer held about 11% of its investment portfolio (including bonds, preferred stocks and mortgages) in investments rated below investment grade.

Purchasing securities on margin --

We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.


Commodities --

We have not and do not intend to purchase or sell commodities or commodity contracts except to the extent that transactions described in "Financial transactions including hedges" in this section may be considered commodity contracts.

Underwriting --

We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter (selling securities for others) under federal securities laws.

Borrowing money --

From time to time we have established a line of credit with banks if management believed borrowing was necessary or desirable. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time. There is no limit on the extent to which we may borrow money, except that borrowing must be through the sale of certificates, or must be short-term and privately arranged and not intended to be publicly offered.

Real estate --

We may invest in limited partnership interests in limited partnerships that either directly, or indirectly through other limited partnerships, invest in real estate. We may invest directly in real estate. We also invest in mortgage loans secured by real estate. We expect that equity investments in real estate, either directly or through a subsidiary of the Issuer, will be less than 5% of the Issuer's assets.

Lending securities --

We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration. We expect that outstanding securities loans will not exceed 10% of our assets.

When-issued securities --

Some of our investments in debt securities are purchased on a when-issued or similar basis. It may take as long as 45 days or more before these securities are available for sale, issued and delivered to us. We generally do not pay for these securities or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. The Issuer's ability to invest in when-issued securities is not limited except by its ability to set aside cash or high quality investments to meet when-issued commitments. When-issued securities are subject to market fluctuations and they may affect the Issuer's investment portfolio the same as owned securities.

Financial transactions including hedges --

We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We may buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. If interest rates do not rise above a specified level, the interest rate caps do not pay us a return. The Issuer may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with the Issuer's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative. There is not a limit on the Issuer's ability to enter into financial transactions to manage the interest rate risk associated with the Issuer's assets and liabilities, but the Issuer does not foresee a likelihood that it will be feasible to hedge most or all of its assets or liabilities.
We do not use derivatives for speculative purposes.

Illiquid securities --

A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. The Issuer's investment advisor will follow guidelines established by the Issuer's board of directors and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of the Issuer's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, the Issuer will use statutory accounting under an order of the Securities and Exchange Commission (SEC). This means that, for this purpose, the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.


Restrictions --

There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

How Your Money Is Managed

RELATIONSHIP BETWEEN THE ISSUER AND AMERICAN EXPRESS FINANCIAL CORPORATION

The Issuer was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment Certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, changed its name to IDS Certificate Company on April 2, 1984, and to American Express Certificate Company on April 26, 2000.

The Issuer files reports on Forms 10-K and 10-Q with the SEC. The public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http//www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Before the Issuer was created, AEFC (formerly known as IDS Financial Corporation), our parent company, had issued similar face amount certificates since 1894. As of Jan. 1, 1995, IDS Financial Corporation changed its name to AEFC. The Issuer and AEFC have never failed to meet their certificate payments.

During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of March 31, 2000, AEFC managed or administered investments, including its own, of more than $289 billion.

AEFC itself is a wholly owned subsidiary of American Express Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285.

American Express Company is a financial services company engaged through subsidiaries in other businesses including:

o travel related services (including American Express(R) Card operations through American Express Travel Related Services Company, Inc. and its subsidiaries); and

o international banking services (through American Express Bank Ltd. and its subsidiaries) and Travelers Cheque and related service.

CAPITAL STRUCTURE AND CERTIFICATES ISSUED

The Issuer has authorized, has issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.

As of the fiscal year ended Dec. 31, 1999, the Issuer had issued (in face amount) $90,939,275 of installment certificates and $1,508,505,715 of single payment certificates. As of Dec. 31, 1999, the Issuer had issued (in face amount) $13,684,206,836 of installment certificates and $19,860,383,374 of single payment certificates since its inception in 1941.

INVESTMENT MANAGEMENT AND SERVICES

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

o    providing investment research,

o    making specific investment recommendations,

o and executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or the Issuer as defined in the federal Investment Company Act of 1940.

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets (included assets).

Advisory and services fee computation

Included assets                                   Percentage of total book value

First $250 million                                            0.750%

Next 250 million                                              0.650

Next 250 million                                              0.550

Next 250 million                                              0.500

Any amount over 1 billion                                     0.107

Included assets are all assets of the Issuer except mortgage loans, real estate, and any other asset on which we pay an outside advisory or service fee.

Advisory and services fee for the past three years

                                                        Percentage of
Year                   Total fees                      included assets

1999                  $8,691,974                              0.26%

1998                   9,084,332                              0.24

1997                  17,232,602                              0.50

Estimated advisory and services fees for 2000 are $8,604,000.

Other expenses payable by the Issuer: The Investment Advisory and Services Agreement provides that we will pay:

o    costs incurred by us in connection with real estate and mortgages;

o    taxes;

o    depository and custodian fees;

o    brokerage commissions;

o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC;

o fees and expenses of our directors who are not officers or employees of AEFC;

o provision for certificate reserves (interest accrued on certificate owner accounts); and

o    expenses of customer settlements not attributable to sales function.

DISTRIBUTION

Under a Distribution  Agreement with American  Express  Financial  Advisors Inc.
(AEFA), a wholly owned subsidiary of AEFC, we pay for the distribution of the Certificates by American Express Financial Advisors Inc. as follows:

o 1.00% of the initial investment on the first day of each Certificate's term,

o 1.00% of the Certificate's reserve at the beginning of each subsequent term,


and all DTC fees  and  charges  incurred  by AEFA and  American  Express  Client
Service Corporation in distribution and support of American Express Equity Indexed Savings Certificates.


This fee is not assessed to your Certificate.

Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $27,950,987 during the year ended Dec. 31, 1999. We expect to pay American Express Financial Advisors Inc. distribution fees amounting to $29,408,000 during 2000.


See note 1 to the Dec. 31, 1999 financial statements regarding deferral of distribution fee expense.


American Express Financial Advisors Inc. pays other selling expenses in connection with services to us. Our board of directors, including a majority of directors who are not interested persons of American Express Financial Advisors Inc. or the Issuer, approved this distribution agreement.

American Express Financial Advisors Inc. also may play the role of a selling dealer as described in this prospectus.

SELLING DEALERS

These Certificates may be sold through selling dealers, under arrangements with American Express Financial Advisors Inc., at commissions of up to:

o    0.80% of the initial investment on the first day of the Certificate's term;
     and

o 0.80% of the Certificate's reserve at the beginning of each subsequent term.

This fee is not assessed to your Certificate.



In addition, the Issuer may pay distributors, and American Express Financial Advisors Inc. may pay selling dealers, additional compensation for selling and distribution activities under certain circumstances. For example, American Express Financial Advisors Inc. may pay or reimburse charges or other fees from transfer agents or others to a selling dealer, or may pay a fee to a selling dealer in order to attend a national sales conference of a selling dealer and, among other activities, promote sales of Certificates. From time to time, the Issuer or American Express Financial Advisors Inc. may pay or permit other promotional incentives, in cash or credit or other compensation to selling dealers or registered representatives.



TRANSFER AGENT

Under a Transfer Agency Agreement, American Express Client Service Corporation (AECSC), a wholly owned subsidiary of AEFC, maintains certificate owner accounts and records. The Issuer pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service. In the case of American Express Equity Indexed Savings Certificates, the accounts maintained by AECSC will reflect registered ownership of Certificates by Direct Participants in DTC.

EMPLOYMENT OF OTHER AMERICAN EXPRESS AFFILIATES

AEFC may employ an affiliate of American Express Company as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

o the affiliate's employment is consistent with the terms of the current Investment Advisory and Services Agreement and federal securities laws.

DIRECTORS AND OFFICERS

The Issuer's sole shareholder, AEFC, elects the board of directors that oversees the Issuer's operations. The board annually elects the directors, chairman, president and controller for a term of one year. The president appoints the other executive officers.

We paid a total of $32,000 during 1999 to directors not employed by AEFC.

Board of directors

Rodney P. Burwell
Born  in  1939.  Director  beginning  in  1999.  Chairman,   Xerxes  Corporation
(fiberglass storage tanks). Director, Fairview Corporation.

Charles W. Johnson
Born in 1929. Director since 1989. Director, Communications Holdings, Inc. Acting president of Fisk University from 1998 to 1999. Former vice president and group executive, Industrial Systems, with Honeywell, Inc. Retired 1989.

Jean  B.  Keffeler
Born in 1945. Director beginning in 1999. Independent management consultant.

Richard W. Kling*
Born in 1940. Director since 1996. Chairman of the board of directors from 1996 to 2000. Director of IDS Life Insurance Company since 1984; president since 1994. Executive vice president of Marketing and Products of AEFC from 1988 to 1994. Senior vice president of AEFC since 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers of IDS Life Variable Annuity Funds A and B.

Thomas R. McBurney
Born in 1938. Director beginning in 1999. President, McBurney Management Advisors. Director, The Valspar Corporation (paints), Wenger Corporation, Allina, Space Center Enterprises and Greenspring Corporation.

Paula R. Meyer*
Born in 1954. President since 1998. Piper Capital Management (PCM) President from 1997 to 1998. PCM Director of Marketing from 1995 to 1997. PCM Director of Retail Marketing from 1993 to 1995.

Pamela J. Moret*
Born in 1956. Director since December 1999. Chairman of the board of directors since January 2000. Senior Vice President - Investment Products since November 1999. Vice president - Variable Assets & Services from 1997 to 1999. Vice president - Retail Services Group from 1996 to 1997. Vice president -
Communications from 1992 to 1996. Various attorney positions in General Counsel's office from 1982 to 1992.

*"Interested Person" of the Issuer as that term is defined in the Investment Company Act of 1940.

Executive officers

Paula R. Meyer
Born in 1954. President since June 1998.

Jeffrey S. Horton
Born in 1961. Vice president and treasurer since 1997. Vice president and corporate treasurer of AEFC since 1997. Controller, American Express Technologies - Financial Services of AEFC from July 1997 to December 1997. Controller, Risk Management Products of AEFC from 1994 to 1997. Director of finance and analysis, Corporate Treasury of AEFC from 1990 to 1994.

Timothy S. Meehan
Born in 1957. Secretary since 1995. Secretary of AEFC and American Express Financial Advisors Inc. since 1995. Senior counsel to AEFC since 1995. Counsel from 1990 to 1995.

Lorraine R. Hart
Born in 1951. Vice president - Investments since 1994. Vice president - Insurance Investments of AEFC since 1989. Vice president - Investments of IDS Life Insurance Company since 1992.

Bruce A. Kohn
Born in 1951. Vice president and general counsel since 1993. Group counsel to AEFC since 1996. Counsel to AEFC from 1992 to 1996. Associate counsel from 1987 to 1992.

Philip C. Wentzel
Born in 1961. Vice president and controller since January 2000. Vice president - Finance, Insurance Products of AEFC since 1997. Vice president and controller of IDS Life since 1998. Director, Financial Reporting and Analysis - IDS Life from 1992 to 1997.

The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

The Issuer has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

INDEPENDENT AUDITORS


A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and our semiannual financial statements (unaudited) are available to any Certificate owner upon request.


Ernst & Young LLP, Minneapolis, has audited our financial statements at Dec. 31, 1999 and 1998 and for each of the years in the three-year period ended Dec. 31, 1999. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and the Issuer.

Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's Corporation are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA -- Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA -- Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A -- Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB -- Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB -- Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B -- Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC -- Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC -- Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C -- Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D -- Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, the Issuer will consider the financial condition of the issuer of the securities or the protection afforded by the terms of the security.

Annual Financial Information

SUMMARY OF SELECTED FINANCIAL INFORMATION

The following selected financial information has been derived from the audited financial statements and should be read in conjunction with those statements and the related notes to financial statements. Also see "Management's discussion and analysis of financial condition and results of operations" for additional comments.

Year Ended Dec. 31, ($ thousands)

Statement of Operations Data

                                                      1999         1998         1997         1996         1995
Investment income                                $ 254,344    $ 273,135    $ 258,232    $ 251,481    $ 256,913

Investment expenses                                 77,235       76,811       70,137       62,851       62,817

Net investment income before provision
for certificate reserves and income tax
(expense) benefit                                  177,109      196,324      188,095      188,630      194,096

Net provision for certificate reserves             138,555      167,108      165,136      171,968      176,407

Net investment income before income tax
(expense) benefit                                   38,554       29,216       22,959       16,662       17,689

Income tax (expense) benefit                       (4,615)          265        3,682        6,537        9,097

Net investment income                               33,939       29,481       26,641       23,199       26,786

Net realized gain (loss) on investments:

 Securities of unaffiliated issuers                  1,250        5,143          980        (444)          452

 Other-- unaffiliated                                   --           --           --          101        (120)

Net realized gain (loss) on investments before
income taxes                                         1,250        5,143          980        (343)          332

Income tax (expense) benefit                         (437)      (1,800)        (343)          120        (117)

Net realized gain (loss) on investments                813        3,343          637        (223)          215

Net income-- wholly owned subsidiary                     4        1,646          328        1,251          373

Net income                                        $ 34,756     $ 34,470     $ 27,606     $ 24,227     $ 27,374

Cash Dividends Declared

                                                  $ 40,000     $ 29,500          $--     $ 65,000          $--

Balance Sheet Data

Total assets                                    $3,761,068   $3,834,244   $4,053,648   $3,563,234   $3,912,131

Certificate loans                                   28,895       32,343       37,098       43,509       51,147

Certificate reserves                             3,536,659    3,404,883    3,724,978    3,283,191    3,628,574

Stockholder's equity                               141,702      222,033      239,510      194,550      250,307

IDS  Certificate   Company  (IDSC),   subsequently   renamed   American  Express
Certificate Company, is 100% owned by American Express Financial Corporation (Parent).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Three Months Ended March 31, 2000

Results of operations:

As of March 31, 2000, total assets and certificate reserves increased $68 million and $71 million respectively, from Dec. 31, 1999. The increase in total assets resulted primarily from certificate payments exceeding certificate maturities and surrenders by $20 million and purchases of investment securities of $39 million during the first quarter of 2000 that will settle in April 2000. The increase in certificate reserves resulted primarily from interest accruals of $51 million and the excess of certificate payments over certificate maturities and surrenders.

Sales of face-amount certificates totaled $432 million during the first quarter of 2000 compared to $279 million during the prior year's period. Certificate maturities and surrenders totaled $427 million during the first quarter of 2000 compared to $333 million during the prior year's period.

Investment income increased 2.8% during the first three months of 2000 from the prior year's period primarily reflecting higher investment yields.

Investment expenses increased 8.5% during the first three months of 2000 from the prior year's period. The increase reflects higher amortization of premiums paid for index options of $2.6 million and higher distribution fees of $.7 million. These increases were partially offset by lower interest expense on reverse repurchase and interest rate swap agreements of $.5 million and $1.2 million, respectively.

Net provision for certificate reserves increased 4.0% during the first three months of 2000 from the prior year's period reflecting a higher average balance of certificate reserves.

During the first three months of 2000, IDSC realized net losses on investments of $6.5 million compared to net realized gains of $0.1 million during the prior year's period. Due to credit concerns, IDSC sold, during the first three months of 2000, available-for-sale securities with a carrying value of $12 million and realized a net loss of $2.8 million from the sales. In addition, during the same period of 2000, a write-down of $3.2 million was recorded on IDSC's below-investment-grade securities and the reserve for possible losses on first mortgage loans was increased by $0.5 million.

At March 31, 2000, approximately 9.1% of IDSC's invested assets were below-investment-grade bonds, compared to 9.4% at Dec. 31, 1999. In recent months, the industry-wide default rate on below-investment-grade bonds has increased significantly and this trend is expected to continue over the next several months and possibly beyond.* Additional investment security losses throughout the remainder of 2000 are likely but the amount of any such losses is dependent on a number of factors and cannot be estimated at this time.* IDSC's management believes that there will be no adverse impact on the certificate owners of any such losses.*

Net certificate reserve financing activities provided cash of $20 million during the first three months of 2000 compared to cash used of $33 million during the prior year's period. The change resulted from the net of higher certificate payments received of $147 million and higher maturities and surrenders of $94 million during the first three months of 2000 compared to the prior year's period.

*Statements in this discussion of IDSC's results of operations marked with an asterisk are forward-looking statements which are subject to risks and uncertainties. Important factors that could cause results to differ materially from these forward-looking statements include, among other things, changes in the ability of issuers of investment securities held by IDSC to meet their debt obligations.

For the Year Ended December 31, 1999

Results of operations:

IDS Certificate Company's (IDSC) earnings are derived primarily from the after-tax yield on invested assets less investment expenses and interest credited on certificate reserve liabilities. Changes in earnings' trends occur largely due to changes in the rates of return on investments and the rates of interest credited to certificate owner accounts, and also due to changes in the mix of fully taxable and tax-advantaged investments in the IDSC portfolio.

During 1999, total assets decreased $73 million whereas certificate reserves increased $132 million. The decreases in total assets and accounts payable and accrued liabilities resulted primarily from net repayments under reverse repurchase agreements of $116 million. The decrease in total assets reflects also, a decrease in net unrealized appreciation on investment securities classified as available for sale of $115 million. The increase in certificate reserves resulted primarily from interest accruals of $203 million offset by certificate maturities and surrenders exceeding certificate sales by $71 million.

During 1998, total assets and certificate reserves decreased $219 million and $320 million, respectively. The decreases in total assets and certificate reserves resulted primarily from certificate maturities and surrenders exceeding certificate sales. The excess of certificate maturities and surrenders over certificate sales resulted primarily from lower accrual rates declared by IDSC during 1998. The decrease in total assets in 1998 reflects also, a decrease in net unrealized appreciation on investment securities classified as available for sale of $35 million.

1999 Compared to 1998:

Gross investment income decreased 6.9% due primarily to a lower average balance of invested assets.

Investment expenses increased slightly in 1999. The slight increase resulted primarily from the net of higher amortization of premiums paid for index options of $10.1 million and lower interest expense on reverse repurchase and interest rate swap agreements of $6.5 million, lower distribution fees of $2.3 million and lower investment advisory and services and transfer agent fees of $.8 million.

Net provision for certificate reserves decreased 17.1% due primarily to lower accrual rates during 1999.

The decrease in income tax benefit resulted primarily from less tax-advantaged investment income.

1998 Compared to 1997:

Gross investment income increased 5.8% due primarily to a higher average balance of invested assets, partially offset by slightly lower yields.

Investment expenses increased 9.5% in 1998. The increase resulted primarily from higher amortization of premiums paid for index options of $6.4 million, higher interest expense on reverse repurchase and interest rate swap agreements of $5.2 million, and $3.9 million of fees paid under a transfer agent agreement with American Express Client Service Corporation effective Jan. 1, 1998. Prior to Jan. 1, 1998, transfer agent services were provided by AEFC under the investment advisory and services fee agreement. These higher expenses were partially offset by lower investment advisory and services fees of $8.1 million and lower distribution fees of $.7 million.

Net provision for certificate reserves increased 1.2% due primarily to the net of a higher average balance of certificate reserves and lower accrual rates during 1998.

The decrease in income tax benefit resulted primarily from less tax-advantaged investment income.

Liquidity and cash flow:

IDSC's principal sources of cash are payments from sales of face-amount certificates and cash flows from investments. In turn, IDSC's principal uses of cash are payments to certificate owners for matured and surrendered certificates, purchase of investments and payments of dividends to its Parent.

Certificate sales remained strong in 1999 reflecting clients' ongoing desire for safety of principal. Sales of certificates totaled $1.5 billion in 1999 compared to $1.1 billion in 1998 and $1.5 billion in 1997. The higher certificate sales in 1999 over 1998 resulted primarily from special promotions of the seven- and 13-month term IDS Flexible Savings Certificate which produced sales of $295 million. Certificate sales in 1999 benefited also, from higher sales of the IDS Market Strategy Certificate and American Express Investors Certificate of $95 million and $118 million, respectively.

A special promotion of the seven-month term IDS Flexible Savings Certificate was offered from March 10, 1999 to June 8, 1999, and applied only to sales of new certificate accounts during the promotion period. Certificates sold during the promotion period received a special interest rate, determined on a weekly basis, of 100 basis points (1.00%) above the Bank Rate Monitor Top 25 Market AverageTM of comparable length certificates of deposit. Certificate sales during the promotion period totaled $168 million.

In August of 1999, IDSC introduced special seven- and 13-month term IDS Flexible Savings Certificates that offer interest rates competitive with those of certificates of deposit offered online by an affiliated company of IDSC. This special offer applies to both new and existing certificate accounts and will end April 26, 2000. Sales of the seven- and 13-month term IDS Flexible Savings Certificate receive a special interest rate of 70 basis points (.70%) and 80 basis points (.80%), respectively, over the rate in effect at the time of sale for the six- and 12-month term IDS Flexible Savings Certificate, respectively. Certificate sales since introduction in August of 1999 totaled $127 million.

Certificate maturities and surrenders totaled $1.7 billion during both 1999 and 1998 compared to $1.3 billion in 1997. The higher certificate maturities and surrenders in 1998 compared to 1997, resulted primarily from $242 million of surrenders of the seven- and 13-month term IDS Flexible Savings Certificate which were sold from Sept. 10, 1997 to Nov. 25, 1997. These surrenders resulted primarily from lower accrual rates declared by IDSC at term renewal, reflecting interest rates available in the marketplace.

IDSC, as an issuer of face-amount certificates, is affected whenever there is a significant change in interest rates. In view of the uncertainty in the investment markets and due to the short-term repricing nature of certificate reserve liabilities, IDSC continues to invest in securities that provide for more immediate, periodic interest/principal payments, resulting in improved liquidity. To accomplish this, IDSC continues to invest much of its cash flow in intermediate-term bonds and mortgage-backed securities.

IDSC's investment program is designed to maintain an investment portfolio that will produce the highest possible after-tax yield within acceptable risk standards with additional emphasis on liquidity. The program considers investment securities as investments acquired to meet anticipated certificate owner obligations.

Under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", debt securities that IDSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities IDSC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. The available-for-sale classification does not mean that IDSC expects to sell these securities, but that under SFAS No. 115 positive intent criteria, these securities are available to meet possible liquidity needs should there be significant changes in market interest rates or certificate owner demand. See notes 1 and 3 to the financial statements for additional information relating to SFAS No. 115.

At Dec. 31, 1999, securities classified as held to maturity and carried at amortized cost were $.5 billion. Securities classified as available for sale and carried at fair value were $2.6 billion. These securities, which comprise 84% of IDSC's total invested assets, are well diversified. Of these securities, approximately 97% have fixed maturities of which 89% are of investment grade. Other than U.S. Government Agency mortgage-backed securities, no one issuer represents more than 1% of total securities. See note 3 to financial statements for additional information on ratings and diversification.

During the year ended Dec. 31, 1999, securities classified as available for sale were sold with an amortized cost and fair value of $102 million and $105 million, respectively. The securities were sold in general management of the investment portfolio. There were no sales of held-to-maturity securities during the year ended Dec. 31, 1999.

There were no transfers of available-for-sale or held-to-maturity securities during the years ended Dec. 31, 1999 and 1998.

Market risk and derivative financial instruments:

The sensitivity analysis of two different tests of market risk discussed below estimate the effects of hypothetical sudden and sustained changes in the applicable market conditions on the ensuing year's earnings based on year-end positions. The market changes, assumed to occur as of year-end, are a 100 basis point increase in market interest rates and a 10% decline in a major stock market index. Computation of the prospective effects of hypothetical interest rate and major stock market index changes are based on numerous assumptions, including relative levels of market interest rates and the major stock market index level, as well as the levels of assets and liabilities. The hypothetical changes and assumptions will be different than what actually occurs in the future. Furthermore, the computations do not anticipate actions that may be taken by management if the hypothetical market changes actually occurred over time.

As a result, actual earnings effects in the future will differ from those quantified below.

IDSC primarily invests in intermediate-term and long-term fixed income securities to provide its certificate owners with a competitive rate of return on their certificates while managing risk. These investment securities provide IDSC with a historically dependable and targeted margin between the interest rate earned on investments and the interest rate credited to certificate owners' accounts. IDSC does not invest in securities to generate trading profits for its own account.

IDSC's Investment Committee, which comprises senior business managers, meets regularly to review models projecting different interest rate scenarios and their impact on IDSC's profitability. The committee's objective is to structure IDSC's portfolio of investment securities based upon the type and behavior of the certificates in the certificate reserve liabilities, to achieve targeted levels of profitability and meet certificate contractual obligations.

Rates credited to certificate owners' accounts are generally reset at shorter intervals than the maturity of underlying investments. Therefore, IDSC's margins may be negatively impacted by increases in the general level of interest rates. Part of the committee's strategies include the purchase of derivatives, such as interest rate caps, corridors, floors and swaps, for hedging purposes. On two series of certificates, interest is credited to the certificate owners' accounts based upon the relative change in a major stock market index between the beginning and end of the certificates' terms. As a means of hedging its obligations under the provisions of these certificates, the committee purchases and writes call options on the major stock market index. See note 9 to the financial statements for additional information regarding derivative financial instruments.

The negative impact on IDSC's pretax earnings of the 100 basis point increase in interest rates, which assumes repricings and customer behavior based on the application of proprietary models to the book of business at Dec. 31, 1999 and 1998, would be approximately $8.2 million and $7.5 million for 1999 and 1998, respectively. The 10% decrease in a major stock market index level would have a minimal impact on IDSC's pretax earnings as of Dec. 31, 1999 and 1998, because the income effect is a decrease in option income and a corresponding decrease in interest credited to the IDS and American Express Stock Market Certificate owners' accounts.

Year 2000:

IDSC is a wholly owned  subsidiary  of American  Express  Financial  Corporation
(AEFC), which is a wholly owned subsidiary of American Express Company (American Express). All of the major systems used by IDSC are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. American Express coordinated the Year 2000 (Y2K) efforts on behalf of all of its businesses and subsidiaries. Representatives of AEFC participated in these efforts.

IDSC, to date, has not experienced any material systems failures related to the Y2K rollover. American Express' and AEFC's remediation plan for the Y2K issue is discussed in detail in IDSC's 1998 10-K report and 1999 10-Q reports. American Express and AEFC will continue their Y2K monitoring and address any issues that may arise from internal systems or those of third parties. American Express' and AEFC's cumulative costs since inception of the Y2K initiative were $505 million and $68 million, respectively, through Dec. 31, 1999, and are expected to be approximately $10 million and $0.8 million, respectively, in 2000. The majority of these costs are managed by and included in American Express' Corporate and Other segment, as most remediation efforts are related to systems that are maintained by the American Express Technologies organization. Costs related to Y2K have not had a material adverse effect on IDSC's results of operations or financial condition.

Ratios:

The ratio of stockholder's  equity,  excluding  accumulated other  comprehensive
(loss) income net of tax, to total assets less certificate loans and net unrealized holding gains/losses on investment securities (capital to asset ratio) at Dec. 31, 1999 and 1998 was 5.5% and 5.6%, respectively. Under an informal agreement established with the Commissioner of Commerce for the State of Minnesota, IDSC has agreed to maintain at all times a minimum capital to asset ratio of 5.0%.

INTERIM FINANCIAL STATEMENTS

The condensed balance sheet of IDS Certificate Company as of March 31, 2000 and the condensed statements of operations, comprehensive income and cash flows for the three months ended March 31, 2000 and 1999 and the related condensed notes thereto appearing on pages 0p through 0p are unaudited. Management of IDS Certificate Company believes that all adjustments (none of which were other than of a normal recurring nature) necessary to present fairly the financial position of IDS Certificate Company at March 31, 2000 and the results of operations and cash flows for the three months ended March 31, 2000 and 1999, respectively, have been included. The results of operations for the interim periods presented may not be indicative of the results of operations on an annual basis. The condensed financial statements and notes thereto should be read in conjunction with the audited financial statements as of and for the three years ended Dec. 31, 1999.

The financial statements of IDS Certificate Company as of and for the three years ended Dec. 31, 1999 and the related notes to financial statements appearing on pages 59p through 89p have been audited by Ernst & Young LLP, independent auditors, whose report thereon appears on page 58p.

Condensed Balance Sheet, March 31, (Unaudited)

($ thousands)                                                                  2000

Assets

Qualified Assets (note 1)

Investments in unaffiliated issuers:

   Cash and cash equivalents                                                 $ 81,054

   Held-to-maturity securities (note 2)                                       453,813

   Available-for-sale securities (note 2)                                   2,665,266

   First mortgage loans on real estate                                        369,000

   Certificate loans-secured by certificate reserves                           28,019

Investments in and advances to affiliates                                         422

Total investments                                                           3,597,574

Receivables:

   Dividends and interest                                                      40,780

   Investment securities sold                                                   1,128

Total receivables                                                              41,908

Other (note 3)                                                                127,674

Total qualified assets                                                      3,767,156

Other Assets

Deferred federal income taxes                                                  50,085

Deferred distribution fees                                                     11,393

Total other assets                                                             61,478

Total assets                                                               $3,828,634


Condensed Balance Sheet, March 31, (continued) (Unaudited)

Liabilities and Stockholder's Equity

($ thousands)                                                                  2000

Liabilities

Certificate reserves                                                       $3,607,248

Accounts payable and accrued liabilities (note 3)                              90,330

Total liabilities                                                           3,697,578

Stockholder's Equity:

Common stock                                                                    1,500

Additional paid-in capital                                                    143,844

Retained earnings:

   Appropriated for predeclared additional credits/interest                     2,767

   Appropriated for additional interest on advance payments                        10

   Unappropriated                                                              57,071

Accumulated other comprehensive loss-net of tax                               (74,136)

Total stockholder's equity                                                    131,056

Total liabilities and stockholder's equity                                 $3,828,634

See condensed notes to condensed financial statements.

Condensed Statement of Operations (Unaudited)

Three months ended March 31,
($ thousands)                                                      2000          1999

Investment Income

Investment income                                               $63,906       $62,195

Investment expenses (note 3)                                     21,037        19,397

Net investment income before provision for

   certificate reserves and income tax (expense)                 42,869        42,798

Net provision for certificate reserves (note 3)                  35,517        34,137

Net investment income before income tax (expense)                 7,352         8,661

Income tax (expense)                                               (363)         (746)

Net investment income                                             6,989         7,915

Realized (loss) gain on investments-net                          (6,524)          130

Income tax benefit (expense)                                      2,284           (37)

Net realized (loss) gain on investments                          (4,240)           93

Net income                                                      $ 2,749       $ 8,008

See condensed notes to condensed financial statements.


Condensed Statement of Comprehensive Income (Unaudited)

Three months ended March 31,

($ thousands)                                                      2000          1999

Net Income

Net income                                                      $ 2,749       $ 8,008

Other comprehensive loss

   Unrealized losses on available-for-sale securities:

      Unrealized holding losses arising during period           (15,755)      (16,126)

      Income tax (benefit)                                       (5,514)       (5,644)

      Net unrealized holding losses arising during period       (10,241)      (10,482)

      Reclassification adjustment for losses (gains)

      included in net income                                      2,840            (2)

      Income tax (benefit) expense                                 (994)            1

      Net reclassification adjustment for losses (gains)

      included in net income                                      1,846            (1)

Net other comprehensive loss                                     (8,395)      (10,483)

Total comprehensive loss                                        $(5,646)      $(2,475)

See condensed notes to condensed financial statements.


Condensed Statement of Cash Flows (Unaudited)

Three months ended March 31,

($ thousands)                                                      2000          1999

Cash flows from operating activities:

Net income                                                      $ 2,749       $ 8,008

Adjustments to reconcile net income to net cash

   provided by operating activities:

   Net provision for certificate reserves                        35,517        34,137

   Interest income added to certificate loans                      (239)         (255)

   Amortization of premiums/discounts-net                         9,165         7,023

   Provision for deferred federal income taxes                   (2,975)          682

   Net realized loss (gain) on investments before income taxes    6,524          (130)

   Decrease in dividends and interest receivable                    804         6,543

   Decrease in deferred distribution fees                           858         1,080

   Decrease in other assets                                          --         1,082

   Decrease in other liabilities                                 (3,198)      (16,048)

   Net cash provided by operating activities                     49,205        42,122

Cash flows from investing activities:

Maturity and redemption of investments:

   Held-to-maturity securities                                   10,946        94,312

   Available-for-sale securities                                101,830       164,180

   Other investments                                             21,338        13,975

Sale of investments:

   Available-for-sale securities                                  9,028             --

Certificate loan payments                                           865         1,142

Purchase of investments:

   Held-to-maturity securities                                     (161)       (1,856)

   Available-for-sale securities                               (136,440)      (24,958)

   Other investments                                            (12,076)      (51,311)

Certificate loan fundings                                          (816)         (888)

Net cash (used in) provided by investing activities            $ (5,486)     $194,596


Condensed Statement of Cash Flows (Continued) (Unaudited)

Three months ended March 31,

($ thousands)                                                      2000          1999

Cash flows from financing activities:

Payments from certificate owners                               $446,262      $299,264

Proceeds from reverse repurchase agreements                          --        98,500

Certificate maturities and cash surrenders                     (426,013)     (332,164)

Payments under reverse repurchase agreements                    (25,000)     (239,500)

Dividends paid                                                   (5,000)      (13,000)

Net cash used in financing activities                            (9,751)     (186,900)

Net increase in cash and cash equivalents                        33,968        49,818

Cash and cash equivalents beginning of period                    47,086            --

Cash and cash equivalents end of period                        $ 81,054      $ 49,818

Supplemental disclosures including non-cash transactions:

Cash paid for income taxes                                      $ 4,136       $ 7,623

Certificate maturities and surrenders through loan reductions     1,066           925

See condensed notes to condensed financial statements.

Condensed Notes to Condensed Financial Statements (Unaudited)

($ in thousands)

1. DEPOSIT OF ASSETS AND MAINTENANCE OF QUALIFIED ASSETS

At March 31, 2000 IDSC was required to have qualified assets in the amount of $3,543,722. IDSC had qualified assets of $3,841,778 at March 31, 2000, excluding net unrealized depreciation on available-for-sale securities of $114,056 and payable for securities purchased of $39,434.

Qualified assets of IDSC were deposited at March 31, 2000 as follows:

                                   Required
                                   deposits         Deposits            Excess

Deposits to meet certificate
liability requirements:

States                                 $360              $322              $38

Central Depository                3,786,273         3,512,395          273,878

Total                            $3,786,633        $3,512,717         $273,916

The assets on deposit at March 31, 2000 consisted of securities having a deposit value of $3,322,236, mortgage loans of $369,000 and other assets of $95,397.

2. INVESTMENTS IN SECURITIES

The following is a summary of securities held to maturity and securities available for sale at March 31, 2000.


                                                                  Gross       Gross
                                        Amortized     Fair     unrealized  unrealized
                                          cost        value       gains      losses
Held to maturity

U.S. Government and agencies obligations   $360        $361          $1         $--

Mortgage-backed securities               15,579      15,296         119        402

Corporate debt securities                68,584      68,777       1,020        827

Stated maturity preferred stock         369,290     374,413       5,626        503

Total                                  $453,813    $458,847      $6,766     $1,732



                                                                  Gross       Gross
                                        Amortized     Fair     unrealized  unrealized
                                          cost        value       gains      losses

Available for sale

Mortgage-backed securities             $789,677    $777,374      $2,851    $15,154

State and municipal obligations          29,317      29,437         133         13

Corporate debt securities             1,790,404   1,690,933       1,513    100,984

Stated maturity preferred stock          60,915      60,414         243        744

Perpetual preferred stock               109,009     107,108         158      2,059

Total                                $2,779,322  $2,665,266      $4,898   $118,954

At March 31, 2000, there were no securities classified as trading securities.

During the three months ended March 31, 2000, debt securities classified as available for sale were sold with proceeds of $9,203 and gross realized gains of $181 and gross realized losses of $3,025 on such sales.

There were no sales of or transfers from securities classified as held to maturity during the three months ended March 31, 2000.


3. DERIVATIVE FINANCIAL INSTRUMENTS


IDSC's holdings of derivative financial instruments were as follows at March 31, 2000.

                                                                     Total
                                 Contract   Carrying      Fair       credit
                                  amount      value       value       risk

Assets:

   Purchased call options          $565    $127,674    $120,211   $120,211

Liabilities:

   Written call options            $565     $45,883     $70,154         $--

The index options expire in 2000 and 2001. The premiums paid or received on these index options are reported in other qualified assets or other liabilities, as appropriate, and are amortized into investment expenses over the life of the option. The intrinsic value of these index options is also reported in other qualified assets or other liabilities, as appropriate. Changes in the intrinsic value of these options are recognized currently in provision for certificate reserves.

4. SUBSEQUENT EVENT

The name of the company changed on April 26, 2000, from IDS Certificate Company to American Express Certificate Company.

RESPONSIBILITY FOR PREPARATION OF FINANCIAL STATEMENTS

The management of IDS Certificate Company (IDSC) is responsible for the preparation and fair presentation of its financial statements. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States which are appropriate in the circumstances, and include amounts based on the best judgment of management. IDSC's management is also responsible for the accuracy and consistency of other financial information included in the prospectus.

In recognition of its responsibility for the integrity and objectivity of data in the financial statements, IDSC maintains a system of internal control over financial reporting. The system is designed to provide reasonable, but not absolute, assurance with respect to the reliability of IDSC's financial statements. The concept of reasonable assurance is based on the notion that the cost of the internal control system should not exceed the benefits derived.

The internal control system is founded on an ethical climate and includes an organizational structure with clearly defined lines of responsibility, policies and procedures, a Code of Conduct, and the careful selection and training of employees. Internal auditors monitor and assess the effectiveness of the internal control system and report their findings to management throughout the year. IDSC's independent auditors are engaged to express an opinion on the year-end financial statements and, with the coordinated support of the internal auditors, review the financial records and related data and test the internal control system over financial reporting.

Report of Independent Auditors

THE BOARD OF DIRECTORS AND SECURITY HOLDERS IDS CERTIFICATE COMPANY:

We have audited the accompanying balance sheets of IDS Certificate Company, a wholly owned subsidiary of American Express Financial Corporation, as of December 31, 1999 and 1998, and the related statements of operations, comprehensive income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the management of IDS Certificate Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of December 31, 1999 and 1998 by correspondence with custodians and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDS Certificate Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Minneapolis, Minnesota
February 3, 2000

Financial Statements

Balance Sheets, Dec. 31,
Assets

($ thousands)                                                     1999           1998

Qualified Assets (note 2)
Investments in unaffiliated issuers (notes 3, 4 and 10):

   Cash and cash equivalents                                    $ 47,086            $--

   Held-to-maturity securities                                   464,648        592,815

   Available-for-sale securities                               2,620,747      2,710,545

   First mortgage loans on real estate                           378,047        334,280

   Certificate loans-- secured by certificate reserves            28,895         32,343

Investments in and advances to affiliates                            422            418

Total investments                                              3,539,845      3,670,401

Receivables:

   Dividends and interest                                         41,584         46,579

   Investment securities sold                                        953          3,085

Total receivables                                                 42,537         49,664

Other (note 9)                                                   123,845         96,213

Total qualified assets                                         3,706,227      3,816,278

Other Assets

Deferred federal income taxes (note 8)                            42,590          1,095

Due from affiliate                                                     --          1,082

Deferred distribution fees and other                              12,251         15,789

Total other assets                                                54,841         17,966

Total assets                                                  $3,761,068     $3,834,244


Balance Sheets, Dec. 31, (continued) Liabilities and Stockholder's Equity

($ thousands)                                                     1999           1998

Liabilities

Certificate Reserves (note 5):

   Installment certificates:

      Reserves to mature                                       $ 263,204      $ 309,110

      Additional credits and accrued interest                     10,932         15,062

      Advance payments and accrued interest                          838            894

      Other                                                           56             55

   Fully paid certificates:

      Reserves to mature                                       3,120,351      2,909,891

      Additional credits and accrued interest                    140,988        169,514

   Due to unlocated certificate holders                              290            357

Total certificate reserves                                     3,536,659      3,404,883

Accounts Payable and Accrued Liabilities:

   Due to Parent (note 7A)                                           733            771

   Due to Parent for federal income taxes                          4,126          7,381

   Due to other affiliates (notes 7B through 7E)                     515            426

   Reverse repurchase agreements                                  25,000        141,000

   Payable for investment securities purchased                     1,734          2,211

   Other (notes 9 and 10)                                         50,599         55,539

Total accounts payable and accrued liabilities                    82,707        207,328

Total liabilities                                              3,619,366      3,612,211

Commitments (note 4)

Stockholder's Equity (notes 5B, 5C, and 6)

Common stock, $10 par-- authorized and issued 150,000 shares       1,500          1,500

Additional paid-in capital                                       143,844        143,844

Retained earnings:

   Appropriated for predeclared additional credits/interest        2,879          3,710

   Appropriated for additional interest on advance payments           10             10

   Unappropriated                                                 59,210         63,623

Accumulated other comprehensive (loss) income -- net of tax (note 1)(65,741)       9,346

Total stockholder's equity                                       141,702        222,033

Total liabilities and stockholder's equity                    $3,761,068     $3,834,244

See notes to financial statements.

Statements of Operations

Year ended Dec. 31, ($ thousands)                       1999             1998              1997

Investment Income
Interest income from unaffiliated investments:

   Bonds and notes                                    $188,062          $209,408         $191,190

   Mortgage loans on real estate                        27,294            18,173           18,053

   Certificate loans                                     1,662             1,896            2,200

Dividends                                               35,228            40,856           44,543

Other                                                    2,098             2,802            2,246

Total investment income                                254,344           273,135          258,232

Investment Expenses

Parent and affiliated company fees (note 7):

   Distribution                                         31,484            33,783           34,507

   Investment advisory and services                      8,692             9,084           17,233

   Transfer agent                                        3,572             3,932               --

   Depository                                              238               250              238

Options (note 9)                                        31,095            21,012           14,597

Interest rate caps, corridors and floors (note 9)           --                --               35

Reverse repurchase agreements                              677             3,689            1,217

Interest rate swap agreements (note 9)                   1,146             4,676            1,956

Other                                                      331               385              354

Total investment expenses                               77,235            76,811           70,137

Net investment income before provision

   for certificate reserves and income tax

   (expense) benefit                                  $177,109          $196,324         $188,095


Statements of Operations (continued)

Year ended Dec. 31, ($ thousands)                       1999             1998              1997

Provision for Certificate Reserves (notes 5 and 9)

According to the terms of the certificates:

   Provision for certificate reserves                 $ 11,493           $ 9,623          $ 9,796

   Interest on additional credits                          874             1,032            1,244

   Interest on advance payments                             33                44               50

Additional credits/interest authorized by IDSC:

   On fully paid certificates                          118,371           146,434          141,515

   On installment certificates                           8,676            11,001           13,560

Total provision for certificate reserves before

   reserve recoveries                                  139,447           168,134          166,165

Reserve recoveries from terminations prior to maturity   (892)           (1,026)          (1,029)

Net provision for certificate reserves                 138,555           167,108          165,136

Net investment income before income

   tax (expense) benefit                                38,554            29,216           22,959

Income tax (expense) benefit (note 8)                  (4,615)               265            3,682

Net investment income                                   33,939            29,481           26,641

Net realized gain on investments

Securities of unaffiliated issuers before

   income tax expense                                    1,250             5,143              980

Income tax (expense) benefit (note 8):

   Current                                             (1,151)           (1,800)            (304)

   Deferred                                                714                --             (39)

Total income tax expense                                 (437)           (1,800)            (343)

Net realized gain on investments                           813             3,343              637

Net income-- wholly owned subsidiary                         4             1,646              328

Net income                                            $ 34,756          $ 34,470         $ 27,606

See notes to financial statements.


Statements of Comprehensive Income

Year ended Dec. 31, ($ thousands)                       1999             1998              1997

Net income                                             $34,756           $34,470          $27,606

Other comprehensive (loss) income (note 1)

Unrealized (losses) gains on available-for-sale securities:

   Unrealized holding (losses) gains arising during year(112,460)       (32,020)           26,639

   Income tax benefit (expense)                         39,361            11,207          (9,324)

   Net unrealized holding (losses) gains arising

      during period                                   (73,099)          (20,813)           17,315

   Reclassification adjustment for (gains) losses

      included in net income                           (3,058)           (2,514)               59

   Income tax expense (benefit)                          1,070               880             (20)

   Net reclassification adjustment for (gains)

      losses included in net income                    (1,988)           (1,634)               39

Net other comprehensive (loss) income                 (75,087)          (22,447)           17,354

Total comprehensive (loss) income                    $(40,331)           $12,023          $44,960

See notes to financial statements.


Statements of Stockholder's Equity

Year ended Dec. 31, ($ thousands)                       1999             1998              1997

Common Stock

Balance at beginning and end of year                   $ 1,500           $ 1,500          $ 1,500

Additional Paid-in Capital

Balance at beginning and end of year                  $143,844          $143,844         $143,844

Retained Earnings

Appropriated for predeclared additional

   credits/interest (note 5B)

Balance at beginning of year                           $ 3,710           $ 6,375         $ 11,989

Transferred to unappropriated retained earnings          (831)           (2,665)          (5,614)

Balance at end of year                                 $ 2,879           $ 3,710          $ 6,375

Appropriated for additional interest on

   advance payments (note 5C)

Balance at beginning of year                              $ 10              $ 50             $ 50

Transferred to unappropriated retained earnings             --              (40)               --

Balance at end of year                                    $ 10              $ 10             $ 50

Unappropriated (note 6)

Balance at beginning of year                          $ 63,623          $ 55,948         $ 22,728

Net income                                              34,756            34,470           27,606

Transferred from appropriated retained earnings            831             2,705            5,614

Cash dividends declared                               (40,000)          (29,500)               --

Balance at end of year                                $ 59,210          $ 63,623         $ 55,948

Accumulated other comprehensive (loss) income -- net of tax (note 1)

Balance at beginning of year                           $ 9,346          $ 31,793         $ 14,439

Net other comprehensive (loss) income                 (75,087)          (22,447)           17,354

Balance at end of year                              $ (65,741)           $ 9,346         $ 31,793

Total stockholder's equity                            $141,702          $222,033         $239,510

See notes to financial statements.


Statements of Cash Flows

Year ended Dec. 31, ($ thousands)                       1999             1998              1997

Cash Flows from Operating Activities

Net income                                            $ 34,756          $ 34,470         $ 27,606

Adjustments to reconcile net income to net cash

   provided by operating activities:

   Net income of wholly owned subsidiary                   (4)           (1,646)            (328)

   Net provision for certificate reserves              138,555           167,108          165,136

   Interest income added to certificate loans          (1,037)           (1,180)          (1,414)

   Amortization of premiums/discounts-net               29,030            22,620           15,484

   Provision for deferred federal income taxes         (1,063)           (3,088)          (2,266)

   Net realized gain on investments before income
   taxes                                               (1,250)           (5,143)            (980)

   Decrease (increase) in dividends and interest
   receivable                                            4,995             2,238          (4,804)

   Decrease in deferred distribution fees                3,533             5,310            4,434

   Decrease (increase) in other assets                   1,082           (1,082)               --

   (Decrease) increase in other liabilities           (18,390)            16,814              443

Net cash provided by operating activities              190,207           236,421          203,311

Cash Flows from Investing Activities

Maturity and redemption of investments:

   Held-to-maturity securities                         134,907           161,649           76,678

   Available-for-sale securities                       426,257           468,218          408,019

   Other investments                                    73,387            76,894           79,929

Sale of investments:

   Held-to-maturity securities                              --             6,245           33,910

   Available-for-sale securities                       107,244           344,901          160,207

Certificate loan payments                                4,162             4,006            4,814

Purchase of investments:

   Held-to-maturity securities                         (6,785)           (1,034)          (4,565)

   Available-for-sale securities                     (554,270)         (663,347)      (1,283,620)

   Other investments                                 (102,183)         (189,905)         (62,831)

Certificate loan fundings                              (3,680)           (3,703)          (5,021)

Net cash provided by (used in) investing activities   $ 79,039          $203,924      $ (592,480)


Statements of Cash Flows (continued)

Year ended Dec. 31, ($ thousands)                       1999             1998              1997

Cash Flows from Financing Activities

Payments from certificate owners                    $1,596,079        $1,192,026       $1,580,013

Proceeds from reverse repurchase agreements            123,500           919,500          433,000

Dividend from wholly owned subsidiary                       --             8,000               --

Certificate maturities and cash surrenders         (1,662,239)       (1,729,871)      (1,324,175)

Payments under reverse repurchase agreements         (239,500)         (800,500)        (411,000)

Dividends paid                                        (40,000)          (29,500)               --

Net cash (used in) provided by financing activities  (222,160)         (440,345)          277,838

Net increase (decrease) in cash and cash equivalents    47,086                --        (111,331)

Cash and cash equivalents beginning of year                 --                --          111,331

Cash and cash equivalents end of year                 $ 47,086               $--              $--

Supplemental Disclosures Including Non-cash Transactions

Cash paid (received) for income taxes                  $ 9,233         $ (1,217)            $ 104

Certificate maturities and surrenders through

loan reductions                                          4,003             5,632            8,032

See notes to financial statements.

Notes to Financial Statements

($ in thousands unless indicated otherwise)

1.   NATURE OF BUSINESS AND SUMMARY OF      SIGNIFICANT ACCOUNTING POLICIES

Nature of business

IDS Certificate Company (IDSC) is a wholly owned subsidiary of American Express Financial Corporation (Parent), which is a wholly owned subsidiary of American Express Company. IDSC is registered as an investment company under the Investment Company Act of 1940 ("the 1940 Act") and is in the business of issuing face-amount investment certificates. The certificates issued by IDSC are not insured by any government agency. IDSC's certificates are sold primarily by American Express Financial Advisors Inc.'s (an affiliate) field force operating in 50 states, the District of Columbia and Puerto Rico. IDSC's Parent acts as investment advisor for IDSC.

On Jan. 28, 2000 the IDSC Board of Directors approved the name change of IDS Certificate Company to American Express Certificate Company to become effective April 26, 2000.

IDSC currently offers nine types of certificates with specified maturities ranging from 10 to 20 years. Within their specified maturity, most certificates have interest rate terms of one- to 36-months. In addition, two types of certificates have interest tied, in whole or in part, to any upward movement in a broad-based stock market index. Except for two types of certificates, all of the certificates are available as qualified investments for Individual Retirement Accounts or 401(k) plans and other qualified retirement plans.

IDSC's gross income is derived primarily from interest and dividends generated by its investments. IDSC's net income is determined by deducting from such gross income its provision for certificate reserves, and other expenses, including taxes, the fee paid to Parent for investment advisory and other services, and the distribution fees paid to American Express Financial Advisors, Inc.

Described below are certain accounting policies that are important to an understanding of the accompanying financial statements.

Basis of financial statement presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States. IDSC uses the equity method of accounting for its wholly owned unconsolidated subsidiary, which is the method prescribed by the Securities and Exchange Commission (SEC) for non-investment company subsidiaries of issuers of face-amount certificates. Certain amounts from prior years have been reclassified to conform to the current year presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of income and expenses during the year then ended. Actual results could differ from those estimates.

Fair values of financial instruments

The fair values of financial instruments disclosed in the notes to financial statements are estimates based upon current market conditions and perceived risks, and require varying degrees of management judgment.

Preferred stock dividend income

IDSC recognizes dividend income from cumulative redeemable preferred stocks with fixed maturity amounts on an accrual basis similar to that used for recognizing interest income on debt securities. Dividend income from perpetual preferred stock is recognized on an ex-dividend basis.

Investment securities

Cash equivalents are carried at amortized cost, which approximates fair value. IDSC has defined cash and cash equivalents as cash in banks and highly liquid investments with a maturity of three months or less at acquisition and are not interest rate sensitive.

Debt securities that IDSC has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities IDSC does not have the positive intent to hold to maturity, as well as all marketable equity securities, are classified as available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried, net of deferred income taxes, as accumulated other comprehensive income (loss) in stockholder's equity.

The basis for determining cost in computing realized gains and losses on securities is specific identification. When there is a decline in value that is other than temporary, the securities are carried at estimated realizable value with the amount of adjustment included in income.

First mortgage loans on real estate

Mortgage loans are carried at amortized cost, less reserves for losses, which is the basis for determining any realized gains or losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

Impairment is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for mortgage loan losses.

The reserve for mortgage loan losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the reserve for mortgage loan losses.

IDSC generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

Certificates

Investment certificates may be purchased either with a lump-sum payment or by installment payments. Certificate owners are entitled to receive at maturity a definite sum of money. Payments from certificate owners are credited to investment certificate reserves. Investment certificate reserves accumulate at specified percentage rates as declared by IDSC. Reserves also are maintained for advance payments made by certificate owners, accrued interest thereon, and for additional credits in excess of minimum guaranteed rates and accrued interest thereon. On certificates allowing for the deduction of a surrender charge, the cash surrender values may be less than accumulated investment certificate reserves prior to maturity dates. Cash surrender values on certificates allowing for no surrender charge are equal to certificate reserves. The payment distribution, reserve accumulation rates, cash surrender values, reserve values and other matters are governed by the 1940 Act.

Deferred distribution fee expense

On certain series of certificates, distribution fees are deferred and amortized over the estimated lives of the related certificates, which is approximately 10 years. Upon surrender prior to maturity, unamortized deferred distribution fees are recognized in expense and any related surrender charges are recognized as a reduction in provision for certificate reserves.

Federal income taxes

IDSC's taxable income or loss is included in the consolidated federal income tax return of American Express Company. IDSC provides for income taxes on a separate return basis, except that, under an agreement between Parent and American Express Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Parent and it subsidiaries that Parent will reimburse a subsidiary for any tax benefits recorded.

Accounting developments

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which was effective Jan. 1, 1999, requires the capitalization of certain costs incurred to develop or obtain software for internal use. Software utilized by IDSC is owned by Parent and is capitalized on Parent's financial statements. As a result, the new rule did not have a material impact on IDSC's results of operations or financial condition.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective Jan. 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The ultimate financial impact of adoption of the new rule will depend on the derivatives in place at adoption and cannot be estimated at this time.

2.   DEPOSIT OF ASSETS AND MAINTENANCE OF   QUALIFIED ASSETS

A) Under the provisions of its certificates and the 1940 Act, IDSC was required to have qualified assets (as that term is defined in Section 28(b) of the 1940
Act) in the amount of  $3,476,365  and  $3,353,920  at Dec.  31,  1999 and 1998,
respectively. IDSC had qualified assets of $3,805,634 at Dec. 31, 1999 and $3,799,689 at Dec. 31, 1998, excluding net unrealized depreciation on available-for-sale securities of $101,141 at Dec. 31, 1999 and unrealized appreciation of $14,378 at Dec. 31, 1998 and payable for securities purchased of $1,734 and $2,211 at Dec. 31, 1999 and 1998, respectively.

Qualified assets are valued in accordance with such provisions of Minnesota Statutes as are applicable to investments of life insurance companies. Qualified assets for which no provision for valuation is made in such statutes are valued in accordance with rules, regulations or orders prescribed by the SEC. These values are the same as financial statement carrying values, except for debt securities classified as available for sale and all marketable equity securities, which are carried at fair value in the financial statements but are valued at amortized cost for qualified asset and deposit maintenance purposes.

B) Pursuant to provisions of the certificates, the 1940 Act, the central depository agreement and to requirements of various states, qualified assets of IDSC were deposited as follows:

                                                          Dec. 31, 1999
                                                            Required
                                        Deposits            deposits           Excess

Deposits to meet certificate
liability requirements:

States                                       $364               $325              $39

Central Depository                      3,682,847          3,444,056          238,791

Total                                  $3,683,211         $3,444,381         $238,830

                                                          Dec. 31, 1998

                                                            Required
                                        Deposits            deposits           Excess

Deposits to meet certificate liability requirements:

States                                       $364               $327              $37

Central Depository                      3,543,964          3,317,295          226,669

Total                                  $3,544,328         $3,317,622         $226,706

The assets on deposit at Dec. 31, 1999 and 1998 consisted of securities having a deposit value of $3,217,101 and $3,153,038, respectively; mortgage loans of $378,047 and $334,280, respectively; and other assets of $88,063 and $57,010, respectively.

American Express Trust Company is the central depository for IDSC. See note 7C.

3. INVESTMENTS IN SECURITIES

A) Fair values of investments in securities represent market prices or estimated fair values when quoted prices are not available. Estimated fair values are determined by using established procedures, involving review of market indexes, price levels of current offerings and comparable issues, price estimates and market data from independent brokers and financial files. The procedures are reviewed annually. IDSC's vice president, investments, reports to the board of directors on an annual basis regarding such pricing sources and procedures to provide assurance that fair value is being achieved.

The following is a summary of securities held to maturity and securities available for sale at Dec. 31, 1999 and 1998:

                                                        Dec. 31, 1999

                                                                                  Gross        Gross
                                                      Amortized      Fair      unrealized   unrealized
                                                        cost         value        gains       losses
Held to maturity

U.S. Government and agencies obligations                $364          $365           $1           $--

Mortgage-backed securities                            16,662        16,596          178          244

Corporate debt securities                             78,267        78,970        1,402          699

Stated maturity preferred stock                      369,355       375,052        6,398          701

Total                                               $464,648      $470,983       $7,979       $1,644

Available for sale

Mortgage-backed securities                          $773,120      $763,195       $2,339      $12,264

State and municipal obligations                       33,430        33,615          265           80

Corporate debt securities                          1,743,621     1,653,271        1,944       92,294

Stated maturity preferred stock                       62,708        62,370          292          630

Perpetual preferred stock                            109,009       108,296          574        1,287

Total                                             $2,721,888    $2,620,747       $5,414     $106,555

                                                        Dec. 31, 1998

                                                                                 Gross       Gross
                                                      Amortized      Fair      unrealized   unrealized
                                                        cost         value        gains       losses

Held to maturity

U.S. Government and agencies obligations                $363          $373          $10           $--

Mortgage-backed securities                            22,366        22,986          620           --

Corporate debt securities                            168,191       172,941        4,750           --

Stated maturity preferred stock                      401,895       428,689       26,802            8

Total                                               $592,815      $624,989      $32,182           $8

Available for sale

Mortgage-backed securities                          $831,677      $846,864      $15,787         $600

State and municipal obligations                       32,075        33,437        1,362           --

Corporate debt securities                          1,674,932     1,667,264       29,197       36,865

Stated maturity preferred stock                       63,257        65,822        2,637           72

Perpetual preferred stock                             94,226        97,158        2,947           15

Total                                             $2,696,167    $2,710,545      $51,930      $37,552

The amortized cost and fair value of securities held to maturity and available for sale, by contractual maturity, at Dec. 31, 1999, are shown below. Cash flows will differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                            Amortized           Fair
                                              cost              value

Held to maturity

Due within 1 year                          $ 99,538          $100,436

Due after 1 year through 5 years            170,978           173,460

Due after 5 years through 10 years          177,470           180,491

                                            447,986           454,387

Mortgage-backed securities                   16,662            16,596

Total                                      $464,648          $470,983

Available for sale

Due within 1 year                          $194,126          $193,874

Due after 1 year through 5 years            865,161           843,409

Due after 5 years through 10 years          424,966           389,598

Due after 10 years                          355,506           322,375

                                          1,839,759         1,749,256

Mortgage-backed securities                  773,120           763,195

Perpetual preferred stock                   109,009           108,296

Total                                    $2,721,888        $2,620,747

During the years ended Dec. 31, 1999 and 1998, there were no securities classified as trading securities.

The proceeds from sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales during the years ended Dec. 31, 1999, 1998 and 1997, were as follows:

                              1999              1998              1997

Proceeds                   $105,112           $346,353         $161,188

Gross realized gains          3,270              4,487            1,292

Gross realized losses           195              1,461            1,637

There were no sales of held-to-maturity securities during the year ended Dec. 31, 1999. Sales of held-to-maturity securities resulting from acceptance of a tender offer during the year ended Dec. 31, 1998 and significant credit deterioration during the year ended Dec. 31, 1997, were as follows:

                             1999              1998             1997

Amortized cost                $--            $6,182          $32,969

Gross realized gains           --                63            1,621

Gross realized losses          --                --              680

During the years ended Dec. 31, 1999 and 1998, no securities were reclassified from held to maturity to available for sale.

B) Investments in securities with fixed maturities comprised 84% and 85% of IDSC's total invested assets at Dec. 31, 1999 and 1998, respectively. Securities are rated by Moody's and Standard & Poors (S&P), or by Parent's internal analysts, using criteria similar to Moody's and S&P, when a public rating does not exist. A summary of investments in securities with fixed maturities by rating of investment is as follows:

Rating                              1999              1998

Aaa/AAA                              36%               37%

Aa/AA                                 2                 1

Aa/A                                  2                 1

A/A                                  15                13

A/BBB                                 3                 5

Baa/BBB                              31                33

Below investment grade               11                10

                                    100%              100%

Of the securities rated Aaa/AAA, 72% and 84% at Dec. 31, 1999 and 1998, respectively, are U.S. Government Agency mortgage-backed securities that are not rated by a public rating agency. Approximately 13% and 11% at Dec. 31, 1999 and 1998, respectively, of securities with fixed maturities, other than U.S. Government Agency mortgage-backed securities, are rated by Parent's internal analysts. At Dec. 31, 1999 and 1998 no one issuer, other than U.S. Government Agency mortgage-backed securities, is greater than 1% of IDSC's total investment in securities with fixed maturities.

C) IDSC reserves freedom of action with respect to its acquisition of restricted securities that offer advantageous and desirable investment opportunities. In a private negotiation, IDSC may purchase for its portfolio all or part of an issue of restricted securities. Since IDSC would intend to purchase such securities for investment and not for distribution, it would not be "acting as a distributor" if such securities are resold by IDSC at a later date.

The fair values of restricted securities are determined by the board of directors using the procedures and factors described in note 3A.

In the event IDSC were to be deemed to be a distributor of the restricted securities, it is possible that IDSC would be required to bear the costs of registering those securities under the Securities Act of 1933, although in most cases such costs would be incurred by the issuer of the restricted securities.

4.   INVESTMENTS IN FIRST MORTGAGE  LOANS ON REAL ESTATE

At Dec. 31, 1999 and 1998, IDSC's recorded investment in impaired mortgage loans was $233 and $296, respectively, and the reserve for loss on those amounts was $161 and $261, respectively. During 1999, 1998 and 1997, the average recorded investment in impaired mortgage loans was $267, $331 and $743, respectively.

IDSC recognized $25, $31 and $37 of interest income related to impaired mortgage loans for the years ended Dec. 31, 1999, 1998 and 1997, respectively.

During the year ended Dec. 31, 1999, the reserve for loss on mortgage loans decreased $100 from $611 at Dec. 31, 1998, to $511 at Dec. 31, 1999. During the years ended Dec. 31, 1998 and 1997, there were no changes in the reserve for loss on mortgage loans of $611.

At Dec. 31, 1999 and 1998, approximately 10% and 9%, respectively, of IDSC's invested assets were first mortgage loans on real estate. A summary of first mortgage loans by region and type of real estate is as follows:

Region                                     1999                  1998

South Atlantic                              20%                   18%

West North Central                           19                   21

East North Central                           16                   17

Mountain                                     16                   14

West South Central                           12                   12

Pacific                                       7                    7

New England                                   5                    6

Middle Atlantic                               5                    5

Total                                      100%                  100%

Property Type                              1999                  1998

Office buildings                            29%                   25%

Retail/shopping centers                      26                   28

Apartments                                   17                   19

Industrial buildings                         15                   12

Other                                        13                   16

Total                                      100%                  100%

The carrying amounts and fair values of first mortgage loans on real estate are as follows at Dec.31. The fair values are estimated using discounted cash flow analysis, using market interest rates currently being offered for loans with similar maturities.

                                             Dec. 31, 1999                     Dec. 31, 1998
                                             Carrying         Fair        Carrying         Fair
                                              amount          value        amount          value

First mortgage loans on real estate          $378,558      $359,018       $334,891      $343,406

Reserve for losses                               (511)           --           (611)           --

Net first mortgage loans on real estate      $378,047      $359,018       $334,280      $343,406

At Dec. 31, 1999 and 1998, commitments for fundings of first mortgage loans, at market interest rates, aggregated $800 and $60,828, respectively. IDSC employs policies and procedures to ensure the creditworthiness of the borrowers and that funds will be available on the funding date. IDSC's loan fundings are restricted to 80% or less of the market value of the real estate at the time of the loan funding. Management believes there is no fair value for these commitments.

5. CERTIFICATE RESERVES

Reserves maintained on outstanding certificates have been computed in accordance with the provisions of the certificates and Section 28 of the 1940 Act. The average rates of accumulation on certificate reserves at Dec. 31, 1999 and 1998 were:

                                                                         1999

                                                                        Average           Average
                                                                         gross          additional
                                                       Reserve       accumulation         credit
                                                       balance           rate              rate
Installment certificates

Reserves to mature:

   With guaranteed rates                             $18,817             3.50%               .50%

   Without guaranteed rates (A)                      244,387                --               3.14

Additional credits and accrued interest               10,932              3.16                 --

Advance payments and accrued interest (C)                838              3.20               1.30

Other                                                     56                --                 --

Fully paid certificates

Reserves to mature:

   With guaranteed rates                             129,019              3.20                .95

   Without guaranteed rates (A) and (D)            2,991,332                --               4.13

Additional credits and accrued interest              140,988              3.15                 --

Due to unlocated certificate holders                     290                --                 --

Total                                             $3,536,659

                                                                         1998

                                                                        Average           Average
                                                                         gross          additional
                                                       Reserve       accumulation         credit
                                                       balance           rate              rate

Installment certificates

Reserves to mature:

   With guaranteed rates                             $21,018             3.50%               .50%

   Without guaranteed rates (A)                      288,092                --               2.92

Additional credits and accrued interest               15,061              3.16                 --

Advance payments and accrued interest (C)                894              3.18                .82

Other                                                     55                --                 --

Fully paid certificates

Reserves to mature:

   With guaranteed rates                             146,437              3.20               1.47

   Without guaranteed rates (A) and (D)            2,763,454                --               4.29

Additional credits and accrued interest              169,515              3.18                 --

Due to unlocated certificate holders                     357                --                 --

Total                                             $3,404,883

A) There is no minimum rate of accrual on these reserves. Interest is declared periodically, quarterly or annually, in accordance with the terms of the separate series of certificates.

B) On certain series of single payment certificates, additional interest is predeclared for periods greater than one year. At Dec. 31, 1999, $2,879 of retained earnings had been appropriated for the predeclared additional interest, which represents the difference between certificate reserves on these series, calculated on a statutory basis, and the reserves maintained per books.

C) Certain series of installment certificates guarantee accrual of interest on advance payments at an average of 3.20%. IDSC has increased the rate of accrual to 4.50% through April 30, 2001. An appropriation of retained earnings amounting to $10 has been made, which represents the estimated additional accrual that will result from the increase granted by IDSC.

D) IDS Stock Market Certificate, American Express Stock Market Certificate and IDS Market Strategy Certificate enable the certificate owner to participate in any relative rise in a major stock market index without risking loss of principal. Generally the certificates have a term of 12 months and may continue for up to 20 successive terms. The reserve balance on these certificates at Dec. 31, 1999 and 1998 was $886,240 and $622,409, respectively.

E) Fair values of certificate reserves with interest rate terms of one year or less approximated the carrying values less any applicable surrender charges. Fair values for other certificate reserves are determined by a discounted cash flow analysis using interest rates currently offered for certificates with similar remaining terms, less any applicable surrender charges.

The carrying amounts and fair values of certificate reserves consisted of the following at Dec. 31, 1999 and 1998:

                                                             1999                     1998

                                                   Carrying        Fair       Carrying      Fair
                                                    amount         value       amount       value
Reserves with terms of one year or less         $3,246,098    $3,244,495   $3,070,001   $3,068,463

Other                                              290,561       294,899      334,882      350,509

Total certificate reserves                       3,536,659     3,539,394    3,404,883    3,418,972

Unapplied certificate transactions                     756           756          853          853

Certificate loans and accrued interest             (29,219)      (29,219)     (32,703)     (32,703)

Total                                           $3,508,196    $3,510,931   $3,373,033   $3,387,122

6. DIVIDEND RESTRICTION

Certain series of installment certificates outstanding provide that cash dividends may be paid by IDSC only in calendar years for which additional credits of at least one-half of 1% on such series of certificates have been authorized by IDSC. This restriction has been removed for 2000 and 2001 by IDSC's declaration of additional credits in excess of this requirement.

7.   FEES PAID TO PARENT AND AFFILIATED COMPANIES    ($ NOT IN THOUSANDS)

A) The basis of computing fees paid or payable to Parent for investment advisory, joint facilities, technology support and treasury services is:

The investment advisory and services agreement with Parent provides for a graduated scale of fees equal on an annual basis to 0.750% on the first $250 million of total book value of assets of IDSC, 0.650% on the next $250 million, 0.550% on the next $250 million, 0.500% on the next $250 million and 0.107% on the amount in excess of $1 billion. Effective Jan. 1, 1998, the fee on the amount in excess of $1 billion was changed from 0.450% to 0.107%. The fee is payable monthly in an amount equal to one-twelfth of each of the percentages set forth above. Excluded from assets for purposes of this computation are first mortgage loans, real estate and any other asset on which IDSC pays an outside service fee.

B) The basis of computing fees paid or payable to American Express Financial Advisors Inc. (an affiliate) for distribution services is:

Fees payable to American Express Financial Advisors Inc. on sales of IDSC's certificates are based upon terms of agreements giving American Express Financial Advisors Inc. the exclusive right to distribute the certificates covered under the agreements. The agreements provide for payment of fees over a period of time.

From time to time, IDSC may sponsor or participate in sales promotions involving one or more of the certificates and their respective terms. These promotions may offer a special interest rate to attract new clients or retain existing clients. To cover the cost of these promotions, distribution fees paid to American Express Financial Advisors Inc. may be lowered. For the promotions of the seven- and 13-month term IDS Flexible Savings Certificate which occurred Sept. 10, 1997 to Nov. 25, 1997, the seven-month term IDS Flexible Savings Certificate which occurred March 10, 1999 to June 8, 1999, and the on-going promotion of the seven- and 13-month term IDS Flexible Savings Certificate which commenced August 4, 1999, the distribution fee was lowered to 0.067%.

The aggregate fees payable under the agreements per $1,000 face amount of installment certificates and a summary of the periods over which the fees are payable are:

                                                                                                 Number of
                                                                                               Certificate
                                                                                                years over
                                                                  Aggregate fees payable             which
                                                                                                Subsequent
                                                                  First       Subsequent       years' fees
                                                Total              year            years       are payable
On sales effective April 30, 1997              $25.00             $2.50           $22.50             9

On sales prior to April 30, 1997(a)             30.00              6.00            24.00             4

(a) At the end of the sixth through the 10th year, an additional fee of 0.5% is payable on the daily average balance of the certificate reserve maintained during the sixth through the 10th year, respectively.

Effective April 30, 1997, fees on the IDS Cash Reserve and IDS Flexible Savings Certificates are paid at a rate of 0.20% of the purchase price at the time of issuance and 0.20% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date. For certificates sold prior to April 30, 1997, fees were paid at a rate of 0.25% of the purchase price at the time of issuance and 0.25% of the reserves maintained for these certificates at the beginning of the second and subsequent quarters from issue date.

Fees on the IDS Future Value Certificate were paid at the rate of 5% of the purchase price at time of issuance. Effective May 1, 1997, the IDS Future Value Certificate is no longer being offered for sale.

Fees on the American Express Investors Certificate are paid at an annualized rate of 1% of the reserves maintained for the certificates. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid each quarter from date of issuance on certificates with a six-, 12-, 24- or 36-month term.

Effective Jan. 1, 1997, fees on the IDS Preferred Investors Certificate are paid at the rate of 0.165% of the initial payment on issue date of the certificate and 0.165% of the certificate's reserve at the beginning of the second and subsequent quarters from issue date. For certificates sold prior to Jan 1, 1997, fees were paid at an annualized rate of 0.66% of the reserves maintained for the certificates. Fees were paid at the end of each term on certificates with a one-, two- or three-month term and each quarter from date of issuance on certificates with a six-, 12-, 24- or 36-month term.

Effective April 28, 1999, fees on the IDS Stock Market and IDS Market Strategy Certificates are paid at a rate of 0.90% and fees on the American Express Stock Market Certificates are paid at a rate of 1.00%. For certificates sold from April 30, 1997 to April 27, 1999, fees were paid at the rate of 0.70%. For certificates sold prior to April 30, 1997, fees were paid at a rate of 1.25%. Fees are paid on the purchase price on the first day of the certificate's term and on the reserves maintained for these certificates at the beginning of each subsequent term.

C) The basis of computing depository fees paid or payable to American Express Trust Company (an affiliate) is:

Maintenance charge per account                       5 cents per $1,000 of
                                                       assets on deposit

Transaction charge                                   $20 per transaction

Security loan activity:

 Depositary Trust Company receive/deliver            $20 per transaction

 Physical receive/deliver                            $25 per transaction

 Exchange collateral                                 $15 per transaction

A transaction consists of the receipt or withdrawal of securities and commercial paper and/or a change in the security position. The charges are payable quarterly except for maintenance, which is an annual fee.

D) The basis for computing fees paid or payable to American Express Bank Ltd. (an affiliate) for the distribution of the American Express Special Deposits Certificate on an annualized basis is:

1.25% of the reserves maintained for the certificates on an amount from $100,000 to $249,999, 0.80% on an amount from $250,000 to $499,999, 0.65% on an amount from $500,000 to $999,999 and 0.50% on an amount $1,000,000 or more. Fees are paid at the end of each term on certificates with a one-, two- or three-month term. Fees are paid at the end of each quarter from date of issuance on certificates with a six-, 12-, 24- or 36-month term.

E) The basis of computing transfer agent fees paid or payable to American Express Client Service Corporation (AECSC) (an affiliate) is:

Under a Transfer Agency Agreement effective Jan. 1, 1998, AECSC maintains certificate owner accounts and records. IDSC pays AECSC a monthly fee of one-twelfth of $10.353 per certificate owner account for this service. Prior to Jan. 1, 1998, AEFC provided this service to IDSC under the investment advisory and services agreement.

8. INCOME TAXES

Income tax (expense) benefit as shown in the statement of operations for the three years ended Dec. 31, consists of:

                                                   1999             1998              1997
Federal

 Current                                       $(5,978)         $(5,668)            $1,138

 Deferred                                         1,063            4,183             2,266

                                                (4,915)          (1,485)             3,404

State                                             (137)             (50)              (65)

Total income tax (expense) benefit             $(5,052)         $(1,535)            $3,339

Income  tax  (expense)  benefit  differs  from that  computed  by using the U.S.
Statutory rate of 35%. The principal causes of the difference in each year are shown below:

                                                       1999             1998              1997

Federal tax expense at U.S. statutory rate        $(13,932)        $(12,026)          $(8,378)

Tax-exempt interest                                     264              394               724

Dividend exclusion                                    8,730           10,121            11,044

Other, net                                               23               26                14

Federal tax (expense) benefit                      $(4,915)         $(1,485)            $3,404

Deferred income taxes result from the net tax effects of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. Principal components of IDSC's deferred tax assets and liabilities as of Dec. 31, are as follows.

Deferred tax assets                                    1999         1998

Certificate reserves                                $21,741         $19,423

Investment reserves                                   1,005         502

Investment unrealized losses                         35,399         --

Other, net                                               19         18

Total deferred tax assets                           $58,164         $19,943

Deferred tax liabilities                               1999         1998

Deferred distribution fees                           $4,286         $5,523

Investment unrealized gains                               --         5,032

Purchased/written call options                       10,494         7,417

Dividends receivable                                    490         553

Investments                                             261         280

Return of capital dividends                              43         43

Total deferred tax liabilities                       15,574         18,848

Net deferred tax assets                             $42,590         $1,095

IDSC is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that IDSC will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

9. DERIVATIVE FINANCIAL INSTRUMENTS

IDSC enters into transactions involving derivative financial instruments as an end user (nontrading). IDSC uses these instruments to manage its exposure to interest rate risk and equity price risk, including hedging specific transactions. IDSC manages risks associated with these instruments as described below.

Market risk is the possibility that the value of the derivative financial instrument will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or a major market index. IDSC is not impacted by market risk related to derivatives held because derivatives are largely used to manage risk and, therefore, the cash flows and income effects of the derivatives are inverse to the effects of the underlying hedged transactions.

Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. IDSC monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, reviewing credit ratings and requiring collateral where appropriate. At Dec. 31, 1999, IDSC's counterparties to the purchased call options are five major broker/dealers that are rated AA by nationally recognized rating agencies.

The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts do not represent market or credit risk and are not recorded on the balance sheet.

Credit risk related to derivative financial instruments is measured by the replacement cost of those contracts at the balance sheet date. The replacement cost represents the fair value of the instrument, and is determined by market values, dealer quotes or pricing models.

IDSC's holdings of derivative financial instruments were as follows at Dec. 31, 1999 and 1998.


                                                                         1999

                                             Notional                                            Total
                                            or contract     Carrying              Fair          credit
                                              amount          value               value          risk
Assets

   Purchased call options                       $532         $123,845           $112,176        $112,176

Liabilities

   Written call options                         $532          $47,911            $65,625              $--

                                                                          1998

                                              Notional                                           Total
                                             or contract    Carrying              Fair          credit
                                               amount         value               value          risk

Assets

   Interest rate floors                     $500,000              $37               $348            $348

   Purchased call options                        448           96,176             92,357          92,357

   Total                                    $500,448          $96,213            $92,705         $92,705

Liabilities

   Interest rate swaps                      $500,000               $--            $1,488              $--

   Written call options                          448           38,071             54,181              --

   Total                                    $500,448          $38,071            $55,669              $--

The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The purchased and written call options held at Dec. 31, 1999, expire throughout 2000.

Interest rate caps, corridors, floors and swaps, and options may be used to manage IDSC's exposure to changing interest rates. These instruments are used primarily to protect the margin between the interest earned on investments and the interest rate credited to related investment certificate owners.

The interest rate floors were reset monthly and IDSC earned interest on the notional amount to the extent the U.S. Treasury securities at "constant maturity" for a period of one year was below the reference rates specified in the floor agreements. These reference rates ranged from 4.6% to 4.7% during the period they were held. The cost of interest rate floors is amortized over the terms of the agreements on a straight line basis and is included in other qualified assets. The amortization, net of any interest earned, is included in investment expenses or other investment income, as appropriate.

The interest rate caps and corridors were reset quarterly and IDSC earned interest on the notional amount to the extent the London Interbank Offering Rate exceeded the reference rates specified in the cap and corridor agreements. These reference rates ranged from 4% to 9% during the period they were held. The cost of interest rate caps and corridors is amortized over the terms of the agreements on a straight line basis and is included in other qualified assets. The amortization, net of any interest earned, is included in investment expenses or other investment income, as appropriate.

The interest rate swaps were reset monthly. IDSC paid a fixed rate on the notional amount ranging from 5.46% to 5.66% and received a floating rate on the notional amount tied to the U.S. Treasury securities at "constant maturity" for a period of one year. There is no cost carried on the balance sheet. Interest earned and interest expensed under the agreements is shown net in investment expenses or other investment income, as appropriate.

IDSC offers a series of certificates which pays interest based upon the relative change in a major stock market index between the beginning and end of the certificates' term. The certificate owners have the option of participating in the full amount of increase in the index during the term (subject to a specified maximum) or a lesser percentage of the increase plus a guaranteed minimum rate of interest. As a means of hedging its obligations under the provisions of these certificates, IDSC purchases and writes call options on the major market index. The options are cash settlement options, that is, there is no underlying security to deliver at the time the contract is closed out.

Each purchased (written) call option contract confers upon the holder the right (obligation) to receive (pay) an amount equal to one hundred dollars times the difference between the level of the major stock market index on the date the call option is exercised and the strike price of the option.

The option contracts are less than one year in term. The premiums paid or received on these index options are reported in other qualified assets or other liabilities, as appropriate, and are amortized into investment expense over the life of the option. The intrinsic value of these index options is also reported in other qualified assets or other liabilities, as appropriate. Changes in the intrinsic value of these options are recognized currently in provision for certificate reserves.

Following is a summary of open option contracts at Dec. 31, 1999 and 1998.

                                                 1999

                            Contract            Average           Index at
                             amount          strike price       Dec. 31,1999

Purchased call options         $532              1,326            1,469

Written call options            532              1,453            1,469

                                                 1998

                            Contract            Average           Index at
                             amount          strike price       Dec. 31,1998

Purchased call options         $448              1,088            1,229

Written call options            448              1,206            1,229

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

IDSC discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. The fair value of the financial instruments presented may not be indicative of their future fair values. The estimated fair value of certain financial instruments such as cash and cash equivalents, receivables for dividends and interest, investment securities sold and other trade receivables, accounts payable due to Parent and affiliates, payable for investment securities purchased and other accounts payable and accrued expenses are approximated to be the carrying amounts disclosed in the balance sheets. Non-financial instruments, such as deferred distribution fees, are excluded from required disclosure. IDSC's off-balance sheet intangible assets, such as IDSC's name and future earnings of the core business are also excluded. IDSC's management believes the value of these excluded assets is significant. The fair value of IDSC, therefore, cannot be estimated by aggregating the amounts presented.

A summary of fair values of financial instruments as of Dec. 31, is as follows:

                                                           1999                            1998

                                               Carrying            Fair           Carrying            Fair
                                                 value             value            value             value
Financial assets

Assets for which carrying values
   approximate fair values                     $89,206            $89,206         $50,288            $50,288

Investment securities (note 3)               3,085,395          3,091,730       3,303,360          3,335,534

First mortgage loans on real estate (note 4)   378,047            359,018         334,280            343,406

Derivative financial instruments (note 9)      123,845            112,176          96,213             92,705

Financial liabilities

Liabilities for which carrying values
   approximate fair values                      33,944             33,944         154,964            154,964

Certificate reserves (note 5)                3,508,196          3,510,931       3,373,033          3,387,122

Derivative financial instruments (note 9)       47,911             65,625          38,071             55,669

American Express Equity Indexed Savings Certificates
200 AXP Financial Center
Minneapolis, MN 55474

Web site address: http://www.americanexpress.com/advisors

Distributed by American Express Financial Advisors Inc.

S-6034 A (8/00)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item
Number

Item 13. Other Expenses of Issuance and Distribution.

                  The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

                  The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

                  The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect.
                  See also Item 17.

Item 15. Recent Sales of Unregistered Securities.

(a)               Securities Sold

1996           IDS Special Deposits*                              41,064,846.74
1997           American Express Special Deposits                 182,788,631.00
1998           American Express Special Deposits                  91,416,078.00
1999           American Express Special Deposits                  50,132,542.00

* Renamed American Express Special Deposits in April 1996.

(b)               Underwriters and other purchasers

American  Express  Special  Deposits are marketed by American  Express Bank Ltd.
(AEB), an affiliate of American Express Certificate Company, to private banking clients of AEB in the United Kingdom and Hong Kong.

(c)               Consideration

All American Express Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $301,946.44 in 1996, $592,068.70 in 1997, $967,791.95 in 1998
and $877,981.60 in 1999.

(d)               Exemption from registration claimed

American Express Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom and Hong Kong to persons who are not U.S. persons, as defined in Regulation S.

Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits

         1.   (a)   Distribution  Agreement  dated  November 18,  1988,  between
                    Registrant   and  IDS   Financial   Services   Inc.,   filed
                    electronically as Exhibit 1(a) to the Registration Statement
                    No.  33-26844,   for  the  American  Express   International
                    Investment   Certificate  (now  called,  the  IDS  Investors
                    Certificate) is incorporated herein by reference.

         2.         Not Applicable.

         3.   (a)   Certificate of Incorporation, dated December 31, 1977, filed electronically as Exhibit 3(a) to  Post-Effective  Amendment
                    No.  10  to   Registration   Statement   No.   2-89507,   is
                    incorporated herein by reference.

              (b) Certificate of Amendment, dated April 2, 1984 filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 10 to Registration Statement No. 2-89507, is incorporated herein by reference.

              (c) Certificate of Amendment, dated September 12, 1995, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 44 to Registration Statement No. 2-55252, is incorporated herein by reference.

              (d) Certificate of Amendment, dated April 30, 1999, filed electronically as Exhibit 3(a) to Registrant's March 31, 1999 Quarterly Report on Form 10-Q is incorporated herein by reference.

              (e) Certificate of Amendment, dated January 28, 2000, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252, is incorporated herein by reference.

              (f) Current By-Laws, filed electronically as Exhibit 3(e) to Post-Effective Amendment No. 19 to Registration Statement No. 33-26844, are incorporated herein by reference.

         4.         Not Applicable.

         5.         An opinion and consent of counsel as to the  legality of the
                    securities   being   registered   is  filed   electronically
                    herewith.

         6. through 9. --  None.

         10.   (a)  Investment   Advisory   and   Services   Agreement   between
                    Registrant and  IDS/American  Express Inc. dated January 12,
                    1984, filed  electronically as Exhibit 10(b) to Registrant's
                    Post-Effective Amendment No. 3 to Registration Statement No.
                    2-89507, is incorporated herein by reference.

               (b) Depositary and Custodial Agreement dated September 30, 1985 between IDS Certificate Company and IDS Trust Company, filed electronically as Exhibit 10(b) to Registrant's Post-Effective Amendment No. 3 to Registration Statement No. 2-89507, is incorporated herein by reference.

               (c) Foreign Deposit Agreement dated November 21, 1990, between IDS Certificate Company and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

               (d) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the American Express Investors and American Express Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

               (e) Second amendment to Selling Agent Agreement between American Express Financial Advisors Inc. and American Express Bank International dated as of May 2, 1995, filed electronically as Exhibit (1) to Registrant's June 30, 1995, Quarterly Report on Form 10-Q, is incorporated herein by reference.

               (f) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

               (g) Amendment to the Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

               (h) Selling Agent Agreement dated December 12, 1994, between IDS Financial Services Inc. and Coutts & Co. (USA) International, filed electronically as Exhibit 1(e) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

               (i)  Consulting  Agreement  dated December 12, 1994,  between IDS
                    Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 16(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577 is incorporated herein by reference.

               (j) Letter amendment dated January 9, 1997 to the Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd. filed electronically as Exhibit 10(j) to Post-Effective Amendment No. 40 to Registration Statement No. 2-55252, is incorporated herein by reference.

               (k) Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990 between American Express Financial Advisors Inc. and American Express Bank International, filed electronically as Exhibit 10 (j) to Post-Effective Amendment No. 14 to Registration Statement 33-26844, is incorporated herein by reference. (l)

                    Letter Agreement dated July 28, 1999 amending the Selling Agent Agreement dated June 1, 1990, or a schedule thereto, as amended, between American Express Financial Advisors Inc. (formerly IDS Financial Services Inc.) and American Express Bank International, filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

              (m) Letter Agreement dated July 28, 1999, amending the Marketing Agreement dated October 10, 1991, or a schedule thereto, as amended, between IDS Certificate Company and American Express Bank Ltd., filed electronically to Registrant's June 30, 1999 Quarterly Report on Form 10-Q, is incorporated herein by reference.

              (n) Selling Agent Agreement, dated March 10, 1999 between American Express Financial Advisors Inc. and Securities
                    America, Inc., filed electronically as Exhibit 10 (l) to Post-Effective Amendment No. 18 to Registration Statement 33-26844, is incorporated herein by reference.

              (o)   Form  of  Selling  Dealer   Agreement  of  American  Express
                    Financial Advisors Inc. is filed electronically herewith.

             (p)(1) Code of  Ethics  under  rule  17j-1  for  Registrant,  filed electronically as Exhibit 10(p)(1) to Pre-Effective Amendment No. 1 to Registration Statement Number 333-34982, is incorporated herein by reference.

             (p)(2) Code of Ethics under rule 17j-1 for Registrant's  investment advisor and principal  underwriters filed  electronically as
                    Exhibit 10(p)(2) to Pre-Effective Amendment No. 1 to Registraion Statement Number 333-34982, is incorporated herein by reference.

         11. through 22. -- None.

         23.        Consent   of   Independent   Auditors'   Report   is   filed
                    electronically herewith.

         24.    (a)  Officers'  Power of Attorney,  dated January 28,
                     2000,  filed   electronically  as  Exhibit  24(a)  to
                     Post-Effective   Amendment  No.  47  to  Registration
                     Statement No. 2-55252, is incorporated herein by reference.

                (b) Directors' Power of Attorney,  dated January 28, 2000, filed electronically as Exhibit 24(b) to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252, is incorporated herein by reference.

         25. through 27. -- None.

(b) The financial statement schedules for IDS Certificate Company filed electronically as Exhibit 16(b) to Post-Effective Amendment No. 47 to Registration Statement No. 2-55252 are incorporated herein by reference.

         Item 17. Undertakings.

                  Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc. (formerly, IDS Financial Services Inc.), as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to Indemnification of Officers and Directors as permitted by applicable law.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 4th day, of August, 2000.

AMERICAN EXPRESS CERTIFICATE COMPANY



                                     By: /s/ Paula R. Meyer*
                                             Paula R. Meyer, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 4th day, of August, 2000.


Signature                                 Capacity

/s/ Paula R. Meyer* **                    President and Director
Paula R. Meyer                            (Principal Executive Officer)

/s/ Jeffrey S. Horton*                    Vice President and Treasurer
Jeffrey S. Horton                         (Principal Financial Officer)

/s/ Philip C. Wentzel*                    Vice President and Controller
Philip C. Wentzel                         (Principal Accounting Officer)

/s/ Rodney P. Burwell**                   Director
Rodney P. Burwell

/s/ Charles W. Johnson**                  Director
Charles W. Johnson

/s/ Jean B. Keffeler**                    Director
Jean B. Keffeler

/s/ Richard W. Kling**                    Director
Richard W. Kling

/s/ Pamela J. Moret**                     Director
Pamela J. Moret

/s/ Thomas R. McBurney**                  Director
Thomas R. McBurney

*Signed  pursuant to Officers'  Power of Attorney  dated  January 28, 2000 filed
electronically  as  Exhibit  24(a)  to   Post-Effective   Amendment  No.  47  to
Registration Statement No. 2-55252, incorporated herein by reference.



/s/ Bruce A. Kohn
    Bruce A. Kohn



**Signed  pursuant to Directors'  Power of Attorney dated January 28, 2000 filed
electronically  as  Exhibit  24(b)  to   Post-Effective   Amendment  No.  47  to
Registration Statement No. 2-55252, incorporated herein by reference.



/s/ Bruce A. Kohn
    Bruce A. Kohn